UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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 FRESH DEL MONTE PRODUCE INC.

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April X, 2013
Dear Shareholder:
On behalf of the board of directors and management, it is my pleasure to invite you to attend the 2013 Annual General Meeting of Shareholders of Fresh Del Monte Produce Inc. (the “Company”) on Wednesday, May 1, 2013, at 11:30 a.m., Eastern Time, at the Conrad Hotel, 1395 Brickell Avenue, Miami, Florida.
Details regarding admission to the meeting and information concerning the matters to be acted upon at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement. All registered holders of Ordinary Shares as of the close of business on Tuesday, March 12, 2013, will be entitled to vote at the Annual General Meeting on the basis of one vote for each Ordinary Share held.
Whether or not you plan to attend the Annual General Meeting, it is important that your Ordinary Shares be represented in accordance with your wishes. To ensure that, please vote your shares either through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.
On behalf of your board of directors, management and our employees, I thank you for your continued support and interest in Fresh Del Monte Produce Inc.
Sincerely,
Mohammad Abu-Ghazaleh
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF FRESH DEL MONTE PRODUCE INC.

Date:	Wednesday, May 1, 2013

Time:	11:30 a.m., Eastern Time

Place:	Conrad Hotel, 1395 Brickell Avenue, Miami, Florida 33131

Purpose:	(1) Elect three directors for terms expiring at the 2016 Annual General Meeting of Shareholders;

(2) Approve and adopt the Company’s financial statements for the fiscal year ended December 28, 2012;

(3) Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 27, 2013;

(4) Approve the Company’s Dividend for the fiscal year ended December 28, 2012;

(5) Approve, by non-binding vote, Executive Compensation for the 2012 fiscal year; and

(6) Transact other business properly presented at the Annual General Meeting or any postponement or adjournment thereof.

Record Date:	March 12, 2013—Owners of Ordinary Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual General Meeting.

Voting by Proxy:
Please submit a proxy card or, for Ordinary Shares held in street name, voting instruction form, as soon as possible so your Ordinary Shares can be voted at the Annual General Meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your Ordinary Shares are held in street name, you may have the choice of instructing the record holder as to the voting of your Ordinary Shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank or other nominee.

Admission to the Annual General Meeting:
Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

Bruce A. Jordan Senior Vice President, General Counsel and Secretary
April X, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 1, 2013
Copies of the enclosed Proxy Statement for the 2013 Annual General Meeting and the Annual Report
to Shareholders for the fiscal year ended December 28, 2012 are also available at
http://freshdelmonte.com under the "Investor Relations" tab.

i

FRESH DEL MONTE PRODUCE INC.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33134
PROXY STATEMENT
The enclosed proxy card is solicited by the board of directors (the “board”) of Fresh Del Monte Produce Inc., an exempted limited company incorporated under the laws of the Cayman Islands (the “Company”), for use at the 2013 Annual General Meeting of Shareholders to be held on Wednesday, May 1, 2013, at 11:30 a.m., Eastern Time, at the Conrad Hotel, 1395 Brickell Avenue, Miami, Florida, and at any postponements or adjournments thereof. Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)
The proxy materials are being sent to shareholders beginning on or about April X, 2013. The cost of the solicitation of proxies will be paid by the Company. You may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the Annual General Meeting. The solicitation is to be made primarily by mail, and the Company does not intend to use a proxy solicitor.

VOTING
Whether or not you plan to attend the Annual General Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the Internet to grant your proxy and vote. Telephone and Internet voting instructions are provided on the proxy card.
If your Ordinary Shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee’s voting processes.
The Ordinary Shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver to us your proxy card, but you mark no instructions on it with respect to any of the proposals, the Ordinary Shares represented by your proxy will be voted FOR the election as directors of the three nominees proposed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5, as the case may be. Alternatively, you can vote by telephone or the Internet using the instructions outlined on your proxy card.
Under the laws of the Cayman Islands and our Articles of Association, the affirmative vote of the holders of a majority of the Ordinary Shares present in person at the Annual General Meeting, or represented by proxy, is necessary for approval of each of Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5.
Under NYSE rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who have not furnished voting instructions. These are called “discretionary” items. Proposal 2, Proposal 3, and Proposal 4 are considered “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from their clients. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items will result in so-called “broker non-votes.” Proposal 1 and Proposal 5 are considered “non-discretionary” items. In the case of Proposal 1 and Proposal 5, broker non-votes will not be counted and will have no effect on the vote for purposes of Cayman Islands law.
The board is not aware of any other matters to be presented for action at the Annual General Meeting, but if other matters are properly brought before the Annual General Meeting, Ordinary Shares represented by properly completed proxies received by mail, telephone or the Internet will be voted in accordance with the judgment of the persons named as proxies.
Shareholders have the right to revoke their proxies at any time before a vote is taken by (1) notifying the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, (2) executing a new proxy card bearing a later date or by voting by telephone or the Internet on a later date, provided the new proxy is received by Shareowner Services, c/o Computershare, 250 Royall Street, Canton, Massachusetts 02021, by 11:59 p.m., Eastern Time, on April 30, 2013, (3) attending the Annual General Meeting and voting in person or (4) any other method available to shareholders by law.
The close of business on March 12, 2013 has been fixed as the record date for the Annual General Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock and the only issued shares of the Company are the Ordinary Shares. There were X Ordinary Shares issued and outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each Ordinary Share held. The holders of a majority of the Ordinary Shares issued and outstanding on the record date, present in person or represented by valid proxy received by mail, telephone or the Internet, will constitute a quorum at the Annual General Meeting.
All votes cast at the Annual General Meeting will be tabulated by Shareowner Services, which has been appointed the independent inspector of election. Shareowner Services tabulation will determine whether or not a quorum is present.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors unanimously recommends a vote
FOR the election of all the below nominees
At the date of this proxy statement, the board consists of nine members, seven of whom are non-employee directors. At the Annual General Meeting, three directors are proposed for election for terms that will expire at the 2016 Annual General Meeting of Shareholders. The other directors will serve the remainder of their respective terms, which expire at the 2014 and 2015 Annual General Meetings of Shareholders as set forth below.
All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. All nominees are current directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy shall have the right to vote according to their judgment for another person instead of the unavailable nominee.
The governance committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the board as a whole, in accordance with its charter and the Company’s corporate governance guidelines. The governance committee takes into account each individual’s background, as well as considerations of diversity, age, skills and experience in the context of the needs of the board. The governance committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities and independence from management. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, and the board does not have a formal diversity policy, as a matter of practice, the board considers diversity in the context of the board as a whole and takes into account, among other factors, considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.
Our global branded Company is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages and snacks in Europe, Africa, the Middle East and countries formerly part of the Soviet Union. Our directors’ experience encompasses the areas of technology, marketing, international business and finance, economics and public policy. Each of them has held senior positions in government or as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They also have significant experience in corporate governance and management oversight through their positions as senior executives and as directors of other public companies, and several have served as members of audit, compensation and governance committees at these companies, as well as at the Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the board’s oversight role, and enable our directors to provide diverse perspectives about the complex issues facing the Company.
The following table highlights specific qualifications, skills and experiences considered by the governance committee in concluding that the Company’s existing directors and its slate of director nominees should serve on the Company’s board of directors. Additional biographical details about our nominees follow.

Director Nominee	Qualifications, Skills and Experience
Amir Abu-Ghazaleh
• Operating and management experience in wholesale fresh fruit-related businesses, including at executive officer level
• Core management skills gained through over 20 years of experience as general manager of Abu-Ghazaleh International Company, including in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
• Experience in marketing, customer service, finance and international business
• Experience in governance matters through public and private company directorship experience

Director Nominee	Qualifications, Skills and Experience
Salvatore H. Alfiero
• Operating and management experience in manufacturing and distribution businesses, including as founder and chief executive officer of a publicly held multi-national company
• Core management skills gained through experience at the board level for life insurance, banking and finance businesses in the context of multi-national operations. Extensive experience in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities
• Experience in finance, financial reporting, accounting and financial controls, business combination transactions and international business operations, including accessing capital markets
• Experience in governance matters through public and private company directorships, including matters addressed by compensation and audit committees
• Independent of Company management

Edward L. Boykin
• Experience in financial reporting, accounting, auditing and financial controls gained through more than 30 years of providing audit and related services to public and private clients, including companies engaged in retail and distribution businesses and through experience as a chief financial officer and training as a Certified Public Accountant
• Core management skills, including in managing businesses, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
• Experience in risk management and oversight
• Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
• Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Michael J. Berthelot
• Operating and management experience in manufacturing and distribution businesses, including experience as chief executive officer of a publicly traded multinational manufacturing and distribution business for 14 years and as a director and/or chief executive officer of a publicly traded company subject to FDA oversight for the past four years
• Core management and leadership skills gained through experience overseeing and managing multinational operations at the director and chief executive officer levels, including experience in evaluating strategic development opportunities and challenges, risk management, senior leadership development, vendor and customer relationships, competitive and financial positioning and shareholder relationships
• Experience in financial reporting, taxation, accounting and financial controls, business combination transactions, divestiture, restructuring and international business operations, including training as a Certified Public Accountant
• Experience in governance matters through public and private directorships over 30 years, as a consultant on governance best practices and as a faculty member at a leading university, and including experience with matters addressed by compensation, governance and audit committees
• Independent of Company management

Madeleine L. Champion
• Management experience in the global financial services industry, particularly in emerging markets, including over 10 years managing division financing international companies in the fruit industry
• Core management skills, including managing different business lines and overseas offices, competitive and financial positioning, strategic orientation, thought leadership on global economic trends and perspectives
• Experience in marketing, finance, credit and risk management, including leadership of an international banking association addressing global regulatory, compliance and risk issues
• Experience in compliance, governance and compensation matters as treasurer of a major bank's international holding company and as director of an international banking subsidiary
• Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Dr. Elias K. Hebeka
• Operations and management experience in businesses, including at executive officer level
• Core management skills obtained through over 40 years of experience with domestic and international public and private companies, including retail, consumer health and science and innovation-related businesses, including at chief executive officer level
• Experience in management evaluation, product quality, facilities and equipment utilization, distribution and sourcing, consolidation, productivity, technical affairs, optimal organization structure and supply chain management
• Experience in risk management and oversight
• Independent of Company management

Mohammad Abu-Ghazaleh
• Over 40 years of operations and management experience in fresh produce-related businesses, including at chief executive officer level of a publicly traded company
• Core management skills gained through experience managing multinational fresh and prepared food businesses, including at chief executive officer level, including managing and developing businesses, vendor and customer relationships, distribution and sourcing, productivity, competitive positioning, senior leadership development, quality control and evaluation of strategic opportunities and challenges
• Experience in governance matters through public and private company directorships
• Experience in risk management and oversight

Hani El-Naffy
• Over 30 years of management and operations experience in shipping and fresh produce-related businesses, including at executive officer level
• Core management skills gained as senior level executive of the third-largest exporter of fresh produce in Chile, including oversight of shipping, logistics, financial positioning, business development, contract negotiations, insurance, senior leadership development, supply chain management, facilities and equipment utilization, and evaluation of strategic opportunities and challenges
• Experience in shipping, distribution, finance, marketing, insurance, production and international business with one of the world's leading fresh and prepared food businesses
• Experience in risk management and oversight

John H. Dalton
• Over 40 years of experience in the formulation of policies and strategies in government and financial services companies providing banking, insurance, and investment products
• Core management skills and experience, including investments, finance, financial reporting, financial controls and international business operations
• Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
• Experience in risk management and oversight
• Independent of Company management

Information Regarding Nominees and Continuing Directors
Set forth below is information with respect to the nominees and each other director of the Company continuing in office after the Annual General Meeting.

Nominees for Election to the Board of Directors for a
Term Expiring at the 2016 Annual General Meeting of Shareholders (Class I)
Amir Abu-Ghazaleh—66, Director. Mr. Abu-Ghazaleh has served as a Director since 1996. He is the General Manager of Abu-Ghazaleh International Company, a company that markets and distributes fresh fruit and vegetables, and has held this position since 1987. Mr. Abu-Ghazaleh has over 20 years of experience in the fresh produce industry, with extensive knowledge of the Middle East markets. Mr. Abu-Ghazaleh also serves on the boards of directors of Clemenceau Medical Center, Arab Wings and Royal Jordanian Air Academy. From 2001 to April 2010, Mr. Abu-Ghazaleh served on the board of directors of International General Insurance Co. Ltd. Jordan. Mr. Abu-Ghazaleh and Mr. Mohammad Abu-Ghazaleh are brothers.
Salvatore H. Alfiero—75, Director. Mr. Alfiero has served as a Director since 2002. In 2001, Mr. Alfiero founded P I Ventures, LLC and currently serves as its Chairman and Chief Executive Officer. In 1969, Mr. Alfiero founded Mark IV Industries, Inc. and served as its Chairman and Chief Executive Officer until its sale in 2000. Mr. Alfiero also serves on the board of directors of Southwire Company. From 1996 to May 2010, Mr Alfiero served on the boards of directors of HSBC Bank USA and HSBC North America Holdings, Inc. From 1989 to May 2010, Mr. Alfiero served on the board of directors of The Phoenix Companies, Inc.
Edward L. Boykin—73, Director. Mr. Boykin has served as a Director since 1999, and is a retired Certified Public Accountant. Following a 30-year career with Deloitte & Touche LLP, Mr. Boykin retired in 1991. Mr. Boykin is a private consultant on financial matters. Mr. Boykin served on the board of directors of Blue Cross and Blue Shield of Florida, Inc. from 1982 to September 2011.

Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2014 Annual General Meeting of Shareholders (Class II)
Michael J. Berthelot—62, Director. Mr. Berthelot has served as a Director since 2006, and is a Certified Public Accountant. He is the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm. Mr. Berthelot has served as the managing principal and founder of Corporate Governance Advisors Inc., a consulting firm that provides board evaluation and advisory services since 2010. He is also a faculty member of the University of California San Diego's Rady School of Management, where he teaches corporate governance in the MBA program. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly traded multinational manufacturing firm, and from 2003 until 2006, he continued to serve as its non-executive Chairman. Mr. Berthelot served on the board of directors of Pro-Dex, Inc. from 2009 to January 2013, where he also served as the Chief Executive Officer and President of Pro-Dex Inc. from 2012 to February 2013. Mr. Berthelot serves on the boards of directors of a privately held software company and of the Corporate Directors Forum in San Diego.
Madeleine L. Champion—68, Director. Ms. Champion has served as a Director since April 2009. She is the Chief Executive Officer of Champion Global Advisors, LLC, a consulting firm that offers strategic advisory services to companies expanding internationally. Ms. Champion is an international management and trade consultant for financial and non-financial institutions. She was previously Managing Director/Senior Vice President, International Banking at JP Morgan Chase & Co. from 2004 to 2008. Prior to that, Ms. Champion served as Managing Director and Head of Emerging Markets/International Financial Institutions (IFI) at Banc One Capital Markets, Inc. from 2001 to 2004. From 1997 to 2001, she held various other management positions at Bank One, N.A. Beginning in 1982, as head of the Latin America Division at Fidelity Bank in Philadelphia, she established and managed the Global Fruit Trade Finance Division. In 2005, Ms. Champion became the first woman to be elected President of the Bankers' Association for Finance and Trade (BAFT), an affiliate of the American Bankers Association. She has served on the board of directors of Citizens Republic Bancorp, Inc. since 2011. Ms. Champion has previously served on a number of boards, including the board of the Port of Philadelphia and Camden. She also sat on the International Trade Committee of the United Fruit and Vegetable Association.
Dr. Elias K. Hebeka—76, Director. Dr. Hebeka has served as a Director since 2007. Dr. Hebeka has extensive knowledge and experience in research and development, manufacturing, quality control, distribution, inventory management and other logistics functions, having previously held various senior executive management and academic positions. In 1993, he joined Revlon Inc. where he served in various managerial positions, including Executive Vice President, Operations Worldwide, and Executive Vice President, Operations. He served as President, Worldwide Operations and Technical Affairs, for Revlon Inc. from 2000-2003, retiring at the end of 2003. Prior to joining Revlon in 1993, Dr. Hebeka was President and Chief Executive Officer of Liberty Science Center, and he held various management positions with Warner Lambert Company, a consumer products and pharmaceutical company, for over 26 years, including Company Officer for worldwide operations. Prior to his business career, Dr. Hebeka served as an Associate Professor at the University of Cairo. He serves on the board of trustees with The American University in Cairo. Dr. Hebeka also serves on the board of trustees of two non-profit organizations and on the Board of Governors of the Pelican Marsh Golf Club in Naples, Florida.
Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2015 Annual General Meeting of Shareholders (Class III)
Mohammad Abu-Ghazaleh—71, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to November 2010 he served as Chairman and Chief Executive Officer of IAT Group Inc. ("IAT"). Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the boards of directors of Bank Misr Liban and United Cable Company, Inc. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.
Hani El-Naffy—62, Director. President and Chief Operating Officer. Mr. El-Naffy has served as a Director and the Company's President and Chief Operating Officer since 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until 1996.
John H. Dalton—71, Director. Secretary Dalton has served as a Director since 1999. He is the President of the Housing Policy Council of the Financial Services Roundtable, which represents 100 of the largest integrated financial services companies providing banking, insurance, and investment products and services. Formerly, he was President of IPG Photonics Corporation. He has held four presidential appointments requiring confirmation by the United States Senate. Secretary Dalton served as Secretary of the Navy from 1993 through 1998. He served on the President's Advisory Council on the Arts from 1999 until 2001. He served as a member and Chairman of the Federal Home Loan Bank Board from 1979 through 1981. Secretary Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of Housing and Urban Development from 1977 through 1979. Secretary Dalton currently serves on the boards of directors of WashingtonFirst Bancshares, Inc. and BGC Partners, Inc. From 2000 to June 2011, Secretary Dalton served on the board of directors of IPG Photonics Corporation.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012
Director Compensation
The following table shows for the fiscal year ended December 28, 2012, certain information with respect to the compensation of all non-employee directors of the Company. Employee directors of the Company do not receive compensation for their participation on the board; therefore, neither Mr. Mohammad Abu-Ghazaleh nor Mr. Hani El-Naffy received any additional compensation for service as a director in fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Salvatore H. Alfiero	87,500	100,011	—	—	—	—	187,511
Michael J. Berthelot	100,000	100,011	—	—	—	—	200,011
Madeleine Champion	82,500	100,011	—	—	—	—	182,511
Dr. Elias K. Hebeka	90,000	100,011	—	—	—	—	190,011
John H. Dalton	92,500	100,011	—	—	—	—	192,511
Edward L. Boykin	135,000	100,011	—	—	—	—	235,011
Amir Abu-Ghazaleh	70,000	100,011	—	—	—	—	170,011
 ________________

(1)
Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees for the Company’s 2012 fiscal year.

(2)
Amounts reflect the full grant date fair value of a grant of restricted shares, determined in accordance with Financial Accounting Standards Boards ASC 718-10 Compensation - Stock Based Compensation. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2012. Those assumptions can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012. Each non-employee director who was a member of the board on January 3, 2012 received a grant of restricted shares totaling 3,939 Ordinary Shares based on the fair market value grant price of $25.39; the dollar value is equivalent to $100,011, which was based on the study and recommendation of The Delves Group and the board's decision to grant non-employee directors restricted shares instead of its prior practice of granting share options. This grant is based on the 2010 Non-Employee Directors Equity Plan which was approved by the shareholders in 2010.

Our non-employee directors’ compensation structure is designed to attract and retain qualified directors. Based on a compensation study which was conducted by The Delves Group in July 2009, the Company implemented a new compensation structure commencing in 2010. Under this compensation program, the Company eliminated payment of meeting fees, discontinued the issuance of stock options and began granting restricted stock awards instead. All other remaining fees paid are described in the sections below captioned Annual Retainers, Board Committee Chair and Lead Independent Director Retainers, Total Cash Compensation and Equity Compensation.
Compensation Benchmarking and Peer Group. On August 3, 2011, the compensation committee renewed the services of The Delves Group to review the compensation program for the Company's Board of Directors, benchmarking the current program to programs of a nationally recognized peer group companies which is the same as the peer group for executive compensation benchmarking purposes described in the section captioned Executive Compensation under the heading "Compensation Discussion and Analysis - Compensation Benchmarking and Peer Group." The review was conducted to ensure that the non-employee directors’ compensation structure is designed to attract and retain qualified directors. The compensation program is comprised of three components: (1) board service compensation: (2) committee service compensation; and (3) equity based compensation and ownership guidelines in order to closely align their interests with those of the shareholders. Upon completion of their 2012 analysis, the Delves Group reported that the Company's total non-employee director compensation program is aligned with the median of its peer group. The compensation committee determined that no changes in director compensation were warranted and upon their recommendation, the board decided to continue the current compensation program for non-employee directors with no adjustments for 2012 fiscal year.

Annual Retainer. The annual retainer fees paid to non-employee directors of the Company are detailed on the following table. Directors are also eligible for reimbursement of their expenses incurred in attending board meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director.

Annual Retainer for	Annual Retainer Fees paid ($)
Non-employee Board Member	70,000
Audit Committee Member	15,000
Compensation Committee Member	7,500
Governance Committee Member	5,000

Board Committee Chair and Lead Independent Director Retainers. In addition to the annual committee retainer described above, the Company paid annual retainers to each of the chairs of the committees as shown below. In addition, the Lead Independent Director received a separate annual retainer equal to the amount indicated in the table below:

Annual Retainer for	Annual Retainer Fees paid ($)
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Governance Committee Chair	10,000
Lead Independent Director	35,000

Total Cash Compensation Paid in Fiscal Year 2012. In fiscal year 2012, the total cash compensation paid to our non-employee directors for service on the board or committees of the board was $657,500.
Share Ownership Policy. The Company introduced a share ownership policy for independent directors on October 27, 2004. Under the policy, independent directors are expected, within five years of the director’s appointment, to acquire, either by open market purchase or through the exercise of stock option or restricted share grants, and hold 5,000 Ordinary Shares. In addition to these general share ownership requirements, as part of the new non-employee directors’ compensation program which began in 2011, directors are required to hold 50% of their annual award of restricted stock until six months after they leave the Company’s board. The Company believes that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value.
Equity Compensation. On May 5, 2010, the 2010 Non-Employee Directors Equity Plan became effective. This plan provides for annual grants to each non-employee board member of restricted shares equivalent to $100,000 based on the fair market value of the Company’s shares on the first trading day of each year. This plan was established based on The Delves Group’s study of our board’s equity compensation and our policy to maintain director equity compensation at the approximate median for our peer group of companies. On January 3, 2012, each non-employee board member was granted 3,939 shares based on the fair value grant price of $25.39. Fifty percent of these awards vest on the date of grant and the other 50% vest six months after the date the director ceases to serve on the Board for any reason.
On December 28, 2012, the aggregate number of option awards and restricted shares outstanding for each director was as follows: Salvatore H. Alfiero—18,750 and 12,626; Michael J. Berthelot—12,250 and 8,626; Madeleine Champion—24,000 and 11,026; Dr. Elias K. Hebeka—36,500 and 10,272; John H. Dalton—31,250 and 12,626; Edward L. Boykin—12,500 and 6,656; Amir Abu-Ghazaleh— 12,500 and 8,282, respectively. In addition to the options and restricted shares outstanding, each non-employee director is holding additional shares that they purchased using at least 50% of a one-time payment of $21,000 paid to each non-employee board member who was a current member as of July 1, 2009. At the minimum, each of the non-employee board members has purchased 500 shares. They are required to retain these shares for at least six months after he or she leaves the board.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines
The board has adopted corporate governance guidelines that provide the framework for the governance of the Company. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The board reviews these guidelines and other aspects of its governance periodically. The guidelines are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
The Chief Executive Officer of the Company, Mohammad Abu-Ghazaleh, is also the Chairman of the Board. This structure reflects the significant shareholdings in the Company of the Abu-Ghazaleh family, but also serves other purposes. While it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, the board currently believes that the Company and its shareholders are best served by having Mr. Abu-Ghazaleh hold both of these positions concurrently. Notably, the Company believes that this leadership structure promotes accountability and clarity in the direction of the Company's business strategy. The board’s leadership structure also includes the role of lead independent director, and Mr. Boykin has served in that capacity since April 2008. The lead independent director’s responsibilities include acting as chairman for all meetings of the non-employee and independent directors, convening meetings of the independent directors on the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman and the non-employee and independent directors.

Board’s Role in Risk Oversight
The board as a whole has responsibility for risk oversight, which it fulfills directly and through its committees, depending on the nature of the risks. Oversight is supported by management reports, reports by the Company’s independent auditors and advisors, as well as visits to the Company’s operations, all of which are intended to provide visibility to the board or the relevant committees about the identification and management of key risks and exposures. These include competitive, operational, financial, legal, compliance, information technology and reputational risks. The board and its committees also have regular executive sessions with the head of internal audit, as well as with the independent accountants and, where appropriate, other advisors, without any other management personnel present. The allocation of risk oversight among the board and its committees is summarized below.

Board / Committee	Primary Areas of Risk Oversight

Board
Strategic, financial and execution risks and exposures associated with the Company’s operations, including matters affecting capital allocation; major litigation exposures; significant regulatory changes that present risks or may otherwise affect the Company’s business operations; senior management succession planning; major acquisitions and divestitures; and other matters that present material reputational risk or risk to the Company’s operations, plans and prospects, taken as a whole.

Audit Committee
Risks and exposures associated with financial reporting, the Company’s public disclosures; internal control over financial reporting; legal compliance; financial policies; and credit and liquidity matters.

Governance Committee	Risks and exposures relating to corporate governance; and director succession.

Compensation Committee	Risks and exposures associated with the Company’s compensation programs and arrangements.

Meetings of the Board
The board had four regularly scheduled meetings during fiscal year 2012. The Company’s non-employee directors meet at regularly scheduled executive sessions, without any members of management present. The Company’s independent directors meet separately, without the participation of directors who do not qualify as independent directors. During fiscal year 2012, the non-employee directors had two meetings.
Each director has full access to the Company’s management.

Directors are expected to attend all meetings of the board and each committee on which they serve. In fiscal year 2012, the board held ten meetings and committees of the board held a total of seventeen meetings. No director attended less than 75% of the total number of meetings of the board and committees of the board on which he or she served during the period that he or she served. Although the Company does not have a formal policy with respect to director attendance at annual general meetings of shareholders, all directors are expected to attend, and all of the Company’s directors then in office attended the Company’s 2012 Annual General Meeting of Shareholders.

Communication with the Board
Shareholders or other interested parties may contact any individual director by writing to them in care of the Company’s general counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. The Company’s general counsel will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the audit committee. Prior to forwarding any correspondence, the general counsel will review such correspondence and, in his discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The general counsel also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter. The policy is available on the Company’s Web site at www.freshdelmonte.com by clicking on “Investor Relations” and then “Corporate Governance” tab.

Director Independence
The Company’s corporate governance guidelines provide that the board must have a majority of directors who are independent as required by NYSE listing standards. The listing standards require the board to affirmatively determine that each director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director, and specifically preclude an independence determination in the case of specified relationships. The board considers relationships involving directors and their immediate family members that may implicate any of the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by directors and, as necessary, inquiries of other relevant parties. During fiscal year 2012, there were no such relationships.
The board has determined that the following directors are independent as required by the NYSE listing standards and the Company’s corporate governance guidelines: Salvatore H. Alfiero, Michael J. Berthelot, Edward L. Boykin, Madeleine L. Champion, John H. Dalton and Dr. Elias K. Hebeka.
All members of the audit committee, the compensation committee and the governance committee are independent directors as required by applicable law and NYSE listing standards.

Code of Conduct and Business Ethics Policy
The Company has a code of conduct and business ethics policy that applies to every employee and to its directors. The code is designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of the Company’s business. The code specifically addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process. The code is available on, and the Company will disclose any amendments to, or waivers of, the code relating to its directors or executive officers on its Web site at www.freshdelmonte.com under the “Investor Relations” tab in accordance with applicable law and NYSE listing standards.

Board Committees
The board has an audit committee, a compensation committee and a governance committee. The board has adopted a written charter for each of these committees. Board committee charters are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under the Company’s corporate governance guidelines, each committee may retain consultants for assistance in carrying out its responsibilities. The following table shows the current directors and the members of each of the board’s committees and the number of committee meetings held during fiscal year 2012:

	Audit	Compensation	Governance
Mohammad Abu-Ghazaleh	—	—	—
Hani El-Naffy	—	—	—
Amir Abu-Ghazaleh	—	—	—
Salvatore H. Alfiero *	—	X	Chair
Michael J. Berthelot *	X	Chair	—
Edward L. Boykin *	Chair	—	X
Madeleine L. Champion *	—	X	X
John H. Dalton *	X	X	—
Elias K. Hebeka *	X	—	X
Number of meetings	9	4	4
_______________

*	Independent director. Mr. Boykin serves as the lead independent director in accordance with NYSE listing standards.
Chair = chairman
X = member
The Audit Committee
The audit committee (i) appoints, retains and evaluates the selection of independent auditors for the Company, (ii) confirms the scope of audits to be performed by such auditors and (iii) reviews audit results and the Company’s accounting and internal control procedures and policies. The audit committee also reviews and recommends approval of the audited financial statements of the Company and the quarterly and annual filings of the Company with the Securities and Exchange Commission (“SEC”). In addition, the audit committee has the authority to monitor and oversee compliance matters relating to the conduct of the Company’s business.
Each member of the audit committee meets the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that Edward L. Boykin and Michael J. Berthelot each qualify as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The compensation committee (i) reviews the Company’s general compensation structure and (ii) reviews and recommends the compensation and benefits of directors, the Chief Executive Officer, President and Chief Operating Officer and other executive officers, subject to approval by the board. The compensation committee also acts as the administrator for the Company’s 1997 and 1999 Share Incentive Plans and 2011 Omnibus Share Incentive Plan and reviews and recommends approval of all reports in respect of executive and other compensation required to be made by the Company with the SEC.
The compensation committee appointed The Delves Group as its consultant in August 2008. The Delves Group conducted studies and provided recommendations to the committee on matters pertaining to the compensation of the Chief Executive Officer, the President and Chief Operating Officer and other executive officers and the board. Further information about the role of the committee’s consultant in the design and implementation of the Company’s executive compensation programs is provided in the section of this proxy statement captioned Executive Compensation under the heading “Compensation Discussion and Analysis.”
The compensation committee also has the responsibility to review and make recommendations to the board with respect to the compensation of members of the board and its committees (including fees and equity awards). The board approved the revised non-employee board member compensation schedule, which was effective July 1, 2009, changing the cash compensation and equity compensation for non-employee directors. The committee took into consideration The Delves Group’s study of peer group boards of directors’ compensation in recommending the changes to board compensation that became effective July 1, 2009. Further information about recent changes to director compensation is provided in the section of this proxy statement captioned Director Compensation for Fiscal Year 2012.

Each member of the compensation committee meets the independence requirements of the NYSE. In addition, the Compensation Committee members each qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Governance Committee
The governance committee develops policy on the size and composition of the board, criteria for director nomination, and procedures for the nomination process. The committee identifies and recommends candidates for election to the board. The committee reviews and makes recommendations to the board and/or management with respect to corporate governance issues and management succession plans. Each member of the governance committee meets the independence requirements of the NYSE.

Nomination Process
The governance committee considers shareholder recommendations for director nominees. A shareholder desiring the committee to consider any person for nomination for election to the board must deliver a written submission to the governance committee in care of the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include:

•	the candidate’s name and contact information;

•
a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to, or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act;

•	a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith;

•
any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the Exchange Act or otherwise be required to be provided pursuant to the Company’s Articles of Association; and

•	the written consent of the candidate to serve as a director, if elected.
Such submission should include an undertaking to submit to the corporate secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
Any nomination by a shareholder of any person for election to the board of the Company must comply with the foregoing and the requirements of the Company’s Articles of Association (Articles 36(b) and 56), which are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
Recommendations for nomination and nominations that are made by shareholders in accordance with these procedures and, if applicable, the Company’s Articles of Association will receive the same consideration as recommendations or nominations initiated by the governance committee.
In its assessment of each person considered for nomination, the governance committee considers the board’s and the Company’s needs at the time and reviews the candidates for nomination as director in light of the entirety of their credentials, including:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to board duties;

•	their potential contribution to the diversity and culture of the board;

•
their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company; and

•	their independence from management under requirements of applicable law and listing standards.
The committee reviews each candidate’s information and assesses each candidate’s credentials based on the criteria described above. Based on its assessment of each candidate, the committee will make recommendations regarding potential director candidates to the board.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE 2012 FISCAL YEAR FINANCIAL STATEMENTS
The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2012 fiscal year financial statements
The financial statements of the Company for the fiscal year ended December 28, 2012 are being submitted to the shareholders for approval and adoption. The Company’s 2012 fiscal year financial statements appear in the Company’s Annual Report to Shareholders accompanying this proxy statement.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013
The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2013 and has directed that management submit the selection of independent registered public accounting firm to shareholders for ratification at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Memorandum and Articles of Association. However, the Company is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP.

Audit and Non-Audit Fees
The following table presents all fees billed or expected to be billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for its 2012 and 2011 fiscal years, and fees billed or expected to be billed for other services rendered to the Company by Ernst & Young LLP:

	Fiscal Year
(U.S. dollars in millions)	2012	2011
Audit fees(1)	$3.7	$3.8
Tax fees(2)	1.5	0.6
Total	$5.2	$4.4
 _______________

(1)
Audit fees consist of the fees for the audit of the Company’s annual consolidated financial statements, review of the interim financial statements contained in the quarterly reports and for statutory audits. This category also includes other services, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Tax fees consisted of fees for tax compliance and related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services
The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm (also referred to as independent auditors). Under the policy, each engagement to provide audit or non-audit services and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Recurring services, such as annual audit and interim review services relating to the Company’s financial statements, are generally approved on an annual basis, typically at the start of each fiscal year. The approvals for that type of service are generally effective for that fiscal year, whereas approvals of other services are generally effective for a period of six months. The committee may delegate authority to one or more of its members to approve any service, subject to a maximum fee limitation of $25,000. Services for which fees are expected to be in excess of $25,000 must be pre-approved by the entire audit committee. All audit and permitted non-audit services provided by Ernst & Young LLP during fiscal year 2012 were pre-approved in accordance with the Company’s policy.
The Company’s Chief Financial Officer is responsible for compliance with the Company’s pre-approval policy and must report any non-compliance to the committee.

Audit Committee Report
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Rule 3526 of the Public Company Accounting and Oversight Board, and considered the compatibility of non-audit services with the independent auditors’ independence.
The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held nine meetings during fiscal year 2012.
In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2012 for filing with the SEC. The committee and the board have also appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors.
Edward L. Boykin, Chairman
John H. Dalton
Michael J. Berthelot
Dr. Elias K. Hebeka

PROPOSAL 4—APPROVAL OF THE DIVIDEND FOR THE FISCAL YEAR ENDED
DECEMBER 28, 2012

The Board of Directors unanimously recommends a vote FOR the approval and payment of the dividend for the fiscal year ended December 28, 2012
The Board of Directors recommends that a dividend for the fiscal year ended December 28, 2012 of US$0.125 per Ordinary Share be declared and paid on the Ordinary Shares of the Company. The dividend would be payable to all Members (Shareholders) whose names appeared on the Register of Members (Shareholders) of the Company on May 8, 2013 and would be paid on May 31, 2013.
The proposed dividend of US$0.125 is payable out of lawfully distributable profits of the Company and is in addition to the interim dividend of US$0.10 per share declared on August 1, 2012 and paid on September 7, 2012 to all holders of Ordinary Shares as of August 15, 2012 and the interim dividend of US$0.10 per share declared on October 31, 2012 and paid on December 7, 2012 to all holders of Ordinary Shares as of November 14, 2012 and the interim dividend of US$0.125 per share declared on February 20, 2013 and payable on March 29, 2013 to all holders of Ordinary Shares as of March 6, 2013. Accordingly, the total dividend for the fiscal year ended December 28, 2012 would be US$0.45 per share.

PROPOSAL 5—ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
FOR THE 2012 FISCAL YEAR
The Board of Directors unanimously recommends a vote FOR the approval of the Advisory (Non-Binding) Vote Approving Executive Compensation of our named Executive Officers as disclosed in this Proxy Statement
The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). This vote is commonly referred to as a “say-on-pay” vote.
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section beginning on page 26, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Based on the voting results for the proposal considered by the Company's shareholders at the 2011 Annual General Meeting of Shareholders regarding the frequency of shareholder votes on executive compensation, and the consideration of these results by the Company's board of directors, the Company's board of directors has adopted a policy to hold an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on executive compensation. The Company is required to hold such votes on frequency at least every six years.
The Company’s executive compensation program is designed to align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term shareholder value. Accordingly, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create shareholder value. This balance is evidenced by the following:

•	A competitive, market-driven base salary;

•	An annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	A long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals; and

•	Equity awards, consisting of stock options and restricted stock units that vest over time.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
This advisory vote on executive compensation is not binding on the Company’s Board of Directors and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.
Adoption of Proposal 5 will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES
The following table sets forth information as of March 1, 2013 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company, (c) each current and former executive officer included in the Summary Compensation Table below and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 57,773,371 Ordinary Shares outstanding on March 1, 2013. The numbers of Ordinary Shares reflected in the second column include (i) directly owned Ordinary Shares; (ii) Ordinary Shares underlying stock options which are currently exercisable or which become exercisable within 60 days of March 1, 2013; (iii) vested restricted share awards; and (iv) vested restricted share unit awards and related vested dividend equivalent units. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose. Unless indicated otherwise below, the address of each beneficial owner is c/o Fresh Del Monte Produce Inc., 241 Sevilla Avenue, Coral Gables, Florida 33134.

Name of Beneficial Owner	No. of Ordinary Shares	Percent of Ordinary Shares (%)
Mohammad Abu-Ghazaleh (1)(5)	20,228,161	34.5
Amir Abu-Ghazaleh (2)(3)(4)	3,494,680	6.0
Oussama Abu-Ghazaleh (3)(5)	3,168,801	5.5
Hani El-Naffy (2)	616,207	*
Salvatore H. Alfiero (2)	53,866	*
Michael J. Berthelot (2)	16,936	*
Edward L. Boykin (2)	15,316	*
Madeleine L. Champion (2)	29,096	*
John H. Dalton (2)	50,716	*
Dr. Elias K. Hebeka (2)	42,832	*
Richard Contreras (2)	119,403	*
José Antonio Yock (2)	72,403	*
Paul Rice (2)	32,403	*
All directors and executive officers as a group (20 persons)(6)	21,809,891	36.3
FMR LLC (7)	7,545,700	13.1
Dimensional Fund Advisors LP (8)	3,939,802	6.8
Letko, Brosseau & Associates Inc. (9)	3,383,126	5.9
_______________

*	Less than 0.1%

(1)
Includes (i) 4,710,455 Ordinary Shares pledged by him to a bank as security for a loan; (ii) 869,400 Ordinary Shares underlying stock options; (iii) 16,667 vested restricted share unit awards and 346 related vested dividend equivalent units; and (iv) 20,228,161 Ordinary Shares over which he has shared voting power pursuant to a voting agreement, dated February 20, 2009, as amended (the “Voting Agreement”), which has been filed as Exhibit 15 to the a Schedule 13D/A filed with the SEC on July 7, 2010, of which 2,500,000 Ordinary Shares have been pledged by Amir Abu-Ghazaleh to a bank as security for a loan.

(2)
Includes (i) for Amir Abu-Ghazaleh, $2,500,000 Ordinary Shares pledged by him to a bank as security for a loan, 12,500 Ordinary Shares underlying stock options and 3,842 vested restricted share awards; (ii) for Hani El-Naffy, 606,000 ordinary Shares underlying stock options, 10,000 vested restricted share unit awards and 207 related vested dividend equivalent units; (iii) for Salvatore H. Alfiero, 18,750 Ordinary Shares underlying stock options and 8,186 vested restricted share awards; (iv) for Michael J. Berthelot, 12,250 Ordinary Shares underlying stock options and 4,186 vested restricted share awards; (v) for Edward L. Boykin, 12,500 Ordinary Shares underlying stock options and 2,216 vested restricted share awards; (vi) for Madeleine L. Champion, 24,000 Ordinary Shares underlying stock options and 4,596 vested restricted share awards; (vii) for John H. Dalton, 31,250 Ordinary Shares underlying stock options and 8,186 vested restricted share awards; (viii) for Dr. Elias K. Hebeka, 36,500 Ordinary Shares underlying stock options and 5,832 vested restricted share awards; (ix) for Richard Contreras, 116,000 Ordinary Shares underlying stock options, 3,334 vested restricted share unit awards and 69 related vested dividend equivalent units; (x) for José Antonio Yock, 69,000 Ordinary Shares underlying stock options, 3,334 vested restricted share unit awards and 69 related vested dividend equivalent units; and (xi) for Paul Rice, 29,000 Ordinary Shares underlying stock options, 3,334 vested restricted share unit awards and 69 related vested dividend equivalent units.

(3)	Pursuant to the Voting Agreement, Mohammad Abu-Ghazaleh has shared voting power over such Ordinary Shares.

(4)	The business address of Amir Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(5)	The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(6)
Includes an aggregate of (i) 7,210,455 Ordinary Shares which are pledged to banks as security for loans; (ii) 2,356,089 Ordinary Shares underlying stock options; (iii) 37,044 vested restricted share awards; (iv) 50,005 vested restricted share unit awards and 1,037 related vested dividend equivalent units; and (v) 16,733,481 Ordinary Shares over which Mohammad Abu-Ghazaleh has shared voting power with persons who are not directors or executive officers of the Company, pursuant to the Voting Agreement.

(7)
Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) according to a Schedule 13G/A filed with the SEC on February 14, 2013, which indicates that Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors, LLC (“PGALLC”) are the beneficial owners of 7,145,700 Ordinary Shares and 400,000 Ordinary Shares, respectively, in their capacity as investment advisers. Each of Fidelity and PGALLC is wholly owned, directly or indirectly, by FMR. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)
Reflects Ordinary Shares beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) according to a Schedule 13G/A filed with the SEC on February 11, 2013, which indicates that Dimensional and certain other commingled group trusts and separate accounts are the beneficial owners of 3,876,056 Ordinary Shares and 63,746 Ordinary Shares, respectively, in their capacity as investment advisers. The business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
Reflects Ordinary Shares beneficially owned by Letko, Brosseau & Associates Inc. (“Letko”) according to a Schedule 13G filed with the SEC on February 13, 2013, which indicates that Letko is the beneficial owner of 3,383,126 Ordinary Shares, in its capacity as investment advisers. The business address of Letko is 1800 McGill College Avenue, Suite 2510, Montreal, Quebec H3A 3J6 Canada.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the rules thereunder require the Company’s directors and executive officers to file reports of their ownership and changes in ownership of Ordinary Shares with the SEC. Company personnel generally prepare these reports on the basis of information obtained from each director and executive officer. Based on such information, we believe that all reports that were required by Section 16(a) of the Exchange Act to be filed by directors and executive officers of the Company during the fiscal year ended December 28, 2012 were filed on time, except for the following late filing that was attributable to administrative error on our part:

•	one report by Marissa R. Tenazas relating to the grant of indirectly owned employee stock options pursuant to the Company's 2011 Omnibus Share Incentive Plan made on August 1, 2012.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
The board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves board members, Company executive officers, beneficial owners of more than 5% of the Ordinary Shares, their immediate family members, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. We refer to these as related person transactions and to the persons or entities involved as related persons.
The board has adopted a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its code of conduct and business ethics policy, which requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. The Company’s directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.
Under the board’s policy, the audit committee evaluates related person transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the audit committee or the board, as applicable.
The audit committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Related person transactions involving directors are also subject to board approval or ratification when so required under applicable law and subject to disclosure pursuant to the Company’s Articles of Association.

RELATED PERSON TRANSACTIONS

Marissa R. Tenazas is the Company's Senior Vice President, Human Resources and an executive officer. Her husband, Jimenez Tenazas, is the Company's Vice President, Sales and Product Management, Melon Program, North America and received a base salary of $260,100 during fiscal year 2012, and receives other benefits generally available to all of our employees based in the United States. He also has stock options with respect to 56,000 Ordinary Shares, of which 32,000 were vested as of March 1, 2013.
At December 28, 2012, the close of our most recent fiscal year, members of the Abu-Ghazaleh family, including Mohammad Abu-Ghazaleh, our Chairman and Chief Executive Officer and Amir Abu-Ghazaleh, a director of the Company, owned approximately 33.7% of the Company's outstanding Ordinary Shares. Mr. Mohammad Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. The Abu-Ghazaleh family members entered into an amended and restated Voting Agreement, pursuant to which (among other things) they granted Mohammad Abu-Ghazaleh an irrevocable proxy for as long as they hold the shares to vote all of the Ordinary Shares beneficially owned by them and agreed to grant additional such proxies on an annual basis until the termination of the Voting Agreement.
In April 2009, the board adopted the Company’s Aircraft Travel Policy to clarify and document the procedures and safety requirements with respect to the authorization to use private or charter aircraft in which the Chairman and Chief Executive Officer has an interest for business travel by the Chairman and Chief Executive Officer and such other persons as he may designate, in any case in which payment of or reimbursement for the cost thereof is sought from the Company. In fiscal year 2012, we incurred approximately $2.3 million of air charter expenses with respect to an aircraft that is indirectly owned by our Chairman and Chief Executive Officer. The rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft.
EXECUTIVE OFFICERS
The following is information regarding our executive officers as of March 12, 2013.
Mohammad Abu-Ghazaleh—71, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to November 2010 he served as Chairman and Chief Executive Officer of IAT. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the boards of directors of Bank Misr Liban and United Cable Company, Inc. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.
Hani El-Naffy—62, President, Director and Chief Operating Officer. Mr. El-Naffy has served as the Company’s President, Director and Chief Operating Officer since 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until 1996.
Richard Contreras—54, Senior Vice President and Chief Financial Officer. Mr. Contreras has served as our Senior Vice President and Chief Financial Officer since May 2008. Prior to that time, he served as Senior Vice President, Finance. From 2005 to 2007, he was Vice President, North America Finance and Administration. Mr. Contreras was Vice President, Budgeting and Forecasting from 2003 to 2005. He also served as Controller, North America from 1999 to 2003.
Bruce A. Jordan—59, Senior Vice President, General Counsel and Secretary. Mr. Jordan joined us in 1990 as our Assistant General Counsel. In 1994, he was appointed Vice President, General Counsel and Secretary, a position he held until 1997 when he left us to pursue other interests. In 2002, Mr. Jordan re-joined us as Vice President, General Counsel and Secretary. He was appointed Senior Vice President, General Counsel and Secretary in 2006.
Jean-Pierre Bartoli—62, Senior Vice President, Europe and Africa. Mr. Bartoli assumed his current responsibilities in December 2008 when our Middle East and North African operations were realigned as a separate region. From 1997 to December 2008, Mr. Bartoli served as our Senior Vice President, Europe, Africa and Middle East. He also served as our Financial Controller for the European and African region from 1990 to 1997. Mr. Bartoli held various financial positions in our European operations from 1983 to 1990.

Emanuel Lazopoulos—56, Senior Vice President, North America Sales, Marketing and Product Management. Mr. Lazopoulos has served as our Senior Vice President, North America Sales, Marketing and Product Management since 2005. Prior to that time, he served as our Vice President, Fresh-Cut Operations in North America from 2003 to 2005. Mr. Lazopoulos’s career in the fresh foods industry includes experience as Managing Director of NewStar Fresh Foods, as Vice President of DNA Plant Technology and as Vice President of Dole Fresh Vegetables.
Paul Rice—53, Senior Vice President, North America Operations. Mr. Rice has served as our Senior Vice President, North America Operations since 2005. Prior to that time, he served as Vice President, Distribution Center/Repack & Fresh-Cut Operations from 2001 to 2005. Prior to that, he held various senior management positions within Fresh Del Monte from 1988 to 2001. Prior to joining the Company, Mr. Rice held various sales and procurement positions for Dole Food Company & Topco.
José Antonio Yock—60, Senior Vice President, Colombia, Ecuador, Central America and Brazil, (CECAB). Mr. Yock has served as our Senior Vice President, Central America since 1994. Prior to that time, he was our Vice President Finance for the Latin American region from 1992 to 1994. Mr. Yock joined us in 1982 and has served in various financial management positions.
Marissa R. Tenazas—58, Senior Vice President, Human Resources. Ms. Tenazas served as Vice President-Human Resources since 1999. From 1996 to 1999, she served as Senior Director-Human Resources. From 1989 to 1996, she worked for Suma Fruit International (USA), Inc. Prior to that, Ms. Tenazas worked in the Philippines in various human resource management and consulting positions with some of the major conglomerates and consulting firms in that country.
Thomas R Young, Ph.D.—66, Senior Vice President, Research, Development and Agricultural Services. Dr. Young joined the Company in 2001 as Vice President, Research, Development and Agricultural Services. Prior to joining Del Monte Fresh Produce, Dr. Young was employed by Syngenta Crop Protection in a variety of research positions.
Sergio Mancilla—53, Vice President, South America. Mr. Mancilla has served as our Vice President, South America since March 12, 2012. From 2006 until March 2012, he served as Director, Shipping Operations for South America when he relocated back to his home country after serving as Senior Vice President, Shipping Operations from 1997 until 2006, which position was based in Coral Gables, Florida. From 1990 until 1996, Mr. Mancilla served as Manager of Maritima Altisol Ltda and before that time he worked as Deck Officer for several Chilean Shipping companies from 1981 until 1990.
Joseph Cole—63, Vice President, Asia Pacific. Mr. Cole joined us in 2008 and served as Vice President Tomato & Vegetables for our North American region. In February 2011, Mr. Cole was appointed Vice President, Asia Pacific. Prior to joining us, Mr. Cole’s career in the fresh produce industry included various senior management positions for The Oppenheimer Group, Chiquita Brands, The Tengelman Group in Germany and Dole Fresh Vegetables.
Youssef Zakharia—51, Vice President, Middle East and North Africa, (MENA). Mr. Zakharia has served as our Vice President, Middle East and North Africa since 2006. Prior to that time, he served as our Vice President, Human Resources for Europe, Africa and Middle East region from 2005 to 2006. From 2000 to 2005, Mr. Zakharia was the Director of Operations for the Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales Europe, Africa and Middle East for A.W. Chesterton from 1996 to 2000, and as Director of Operations for Nevada Power Company from 1990 to 1996.
EXECUTIVE COMPENSATION
Compensation Committee
The compensation committee is comprised of four directors: Michael J. Berthelot (Chairman), Salvatore H. Alfiero, Madeleine Champion and John H. Dalton. None of the compensation committee members has a business relationship with the Company or its subsidiaries. Each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and “independent,” as that term is defined by NYSE Rule 303A.02.
The compensation committee acts on behalf of the board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs, including:

•	establishment of key executives’ performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

•
review and approval of compensation and other terms of employment or service, including severance and change-in-control arrangements for the Company’s Chief Executive Officer and the other executive officers;

•	advising the board regarding changes to board or committee compensation programs and perquisites;

•	administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs; and

•	evaluation of the risks inherent in the Company’s incentive compensation programs.

The compensation committee oversees the compensation of all executive officers. The compensation committee participated in the preparation of the disclosure appearing under the heading “Compensation Discussion and Analysis” below and the related report of the compensation committee. The compensation committee has adopted a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the compensation committee and the board and is available to shareholders on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Compensation Committee Processes and Procedures
Typically, the compensation committee meets at least once quarterly and with greater frequency if necessary. The compensation committee may also take action by written consent. During fiscal year 2012, the compensation committee held four meetings. The agenda for each meeting is usually developed by the chairman of the compensation committee in consultation with the Company’s Senior Vice President of Human Resources and the Company’s Senior Vice President, General Counsel and Secretary. The compensation committee meets regularly in executive session and invites independent directors who do not serve on the compensation committee to attend these executive sessions, as well as its regular compensation committee meetings. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No executive officer may participate in or be present during any deliberations or determinations of the compensation committee regarding their compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
The compensation committee has engaged The Delves Group ("Delves") as its independent executive compensation consultant since August 13, 2008. Over the course of their engagement, Delves has assisted the Company in:

•	reviewing the Company’s current compensation program compared to its peer group and other relevant compensation surveys to ensure market competitiveness;

•	evaluating the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, the compensation committee has directed Delves to develop a comparative peer group of companies similar in size and complexity to the Company and conduct an annual review of competitive market data (including base salary, annual incentive targets and long-term incentive targets) for the Chief Executive Officer and other executive officers. The Delves Group then analyzed the competitive performance of the Company relative to the peer group. The Delves Group has also previously conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. In addition, Delves reviews and comments on broader aspects of the Company’s executive compensation programs, including program philosophy, design and implementation, as requested by the committee. The Delves Group attends all committee meetings at the request of the committee and presents relevant data and analysis to the committee for its consideration. The Delves Group does not have any relationship or arrangement with the Company other than their engagement as consultant to the compensation committee.
Consultant Independence and Conflict of Interest. During 2012, the compensation committee once again engaged The Delves Group ("Delves") as its independent compensation consultant. Delves is engaged by and reports to the compensation committee, and does not perform any work for and does not otherwise receive any fees from the Company. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the committee has determined that Delves is an independent advisor to the compensation committee and no actual or potential conflicts of interest exist between the Company and Delves.
The compensation committee applied the following six independence factors to determine whether a conflict of interest exists:

Factors to Consider	Result
Provision of other services to the company by the firm that employs the compensation consultant	Delves provides no other services to Fresh Del Monte Produce
Amount of fees (as a percentage of total revenue) paid or payable by the company to the firm that employs the compensation consultant	Delves' total fee received from Fresh Del Monte Produce is less than 3% of Delves' total annual revenue for 2012
Policies and procedures of the firm that employs the compensation consultant designed to prevent conflicts of interest	Delves maintains policies and internal review procedures to identify and prevent conflicts of interest
Any business or personal relationship of the compensation consultant with a member of the committee	No employee of Delves has a business or personal relationship with a member of compensation committee that would create a conflict of interest
Any stock of the company owned by the compensation consultant	Delves does not own any shares of Fresh Del Monte Produce
Any business or personal arrangement of the compensation consultant or the firm employing the compensation consultant with an executive officer of the company	No employee of Delves has a business or personal relationship with an executive officer of Fresh Del Monte Produce that would create a conflict of interest
Final Determination	No conflict of interest exists
The compensation committee makes notable adjustments to annual compensation, determines bonus awards for executive officers of the Company, and establishes new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards for the Chief Executive Officer have historically been determined at a meeting held in the first quarter of the year, and equity awards for other executive officers and employees are determined at a meeting held in the third quarter of the year. In addition, the committee retains discretion to grant additional equity awards to executive officers at other times during the year if it deems such grants to be appropriate or warranted. The compensation committee considers matters related to individual compensation, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: (1) the determination of compensation levels of current executive officers and (2) the establishment of their performance objectives for the short- and long-term. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable in various hypothetical scenarios, Company share performance data, analysis of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of The Delves Group, including analysis of executive and director compensation paid at other peer companies identified by the consultant. The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2012 are described in greater detail below.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2012, none of the persons who served on the compensation committee is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the board.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” below. Based on this review and discussion, the compensation committee has recommended to the board that the disclosure appearing under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012.
Michael J. Berthelot, Chairman
Salvatore H. Alfiero
Madeleine L. Champion
John H. Dalton

Compensation Discussion and Analysis
Executive Compensation Philosophy
Compensation for Fresh Del Monte’s "named executive officers" (the "NEOs" as identified in the Summary Compensation Table below) is intended to be largely performance-based in order to align the NEOs’ interests with those of the shareholders. In establishing the Company’s compensation program for the NEOs, the compensation committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive base salary compensation;

•	providing a total compensation package that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

•
incentivizing NEOs to make prudent business decisions and maximize shareholder value without exposing the Company to material levels of risk by providing a significant portion of total compensation opportunities in the form of stock options and restricted shares; and

•	establishing and maintaining internal pay equity among employees.
In order to address these objectives, the compensation committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The compensation committee has retained a compensation consultant, The Delves Group, to assist in its analysis of key elements of compensation programs. The Company does not maintain any other relationship with The Delves Group other than The Delves Group’s role as a consultant to the compensation committee.
The compensation committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders. The compensation committee evaluates the balance between equity and cash compensation among NEOs annually.
Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following five components:

•	a competitive, market-driven base salary;

•	an annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	a long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals;

•	equity awards, consisting of stock options, restricted shares, or restricted share units that vest over time; and

•	post-termination benefits that are triggered in limited circumstances.
Executive Summary of Compensation Programs
The Company has established a compensation program that is heavily weighted towards performance based compensation. The major components of the Company’s compensation program include the following: (1) a base salary that is targeted to be at the median of the market; (2) an annual cash-based incentive program established to incentivize the executive to execute its business plans and objectives without exposing the Company to undue levels of risk; (3) a long term cash or equity based incentive plan; and, (4) periodic equity grants which encourage the executive to take a strategic view to support the long term interests of the Company. The Company’s long and short-term incentive plans are based upon quantifiable and objective performance goals established at the beginning of each period and the achievement of which is subject to a rigorous review process. Each of the Company’s incentive compensation plans contains claw back provisions in the event that an award is granted based upon incorrect data. The Company does not offer its executives pensions or supplemental retirement plans (except for one non-US based NEO who participates in a defined benefit plan which is offered to other employees within his region). The Company offers other benefits to its executives which are also offered to a broad group of employees, such as a 401(k) retirement plan for its U.S. resident NEOs, health and welfare benefits and mostly statutory or policy driven severance payments except for the Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("COO") who each have individual Severance and Retention Agreements. Other than certain arrangements for the CEO and COO, the Company does not provide any executive life insurance benefits to its NEOs other than what is provided to other salaried employees. The

Company provides the use of Company cars to the CEO and COO and one other NEO residing in Central America. The Company does not provide special benefit programs for its NEOs except for one NEO residing in Central America who is provided security and participates in a retirement plan created for a broad group of executives in that region. The Company does not pay for country club memberships or financial counseling/tax advice nor does it pay for spouses of executives to travel on chartered aircraft or commercial airline when traveling with a NEO. Further, the Company does not provide employment agreements to any of our NEOs except for the COO.

Evaluation of Stockholder "Say on Pay" Vote Results
When establishing or modifying our compensation programs and arrangements of 2012 and our ongoing compensation philosophy and policies, the compensation committee took into account the results of the shareholder advisory vote on executive compensation, or "say on pay" vote that occurred at our annual meeting in 2012. In that vote, approximately 89% of the votes cast approved our compensation programs and policies. The Committee believes that the strong support from our stockholders of the 2012 say on pay vote is evidence that the Company's pay-for-performance policies are working and are aligned with our stockholders' interests.
Determination of Compensation Program
The compensation committee has been delegated the authority to create a compensation program for the NEOs. In structuring the program, the compensation committee has relied on written reports provided by The Delves Group with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. The Delves Group has also provided advice to the compensation committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon The Delves Group’s recommendations, the Company’s cash and equity-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to shareholders.
The compensation committee determines the amount and nature of compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The compensation committee solicits the Chief Executive Officer’s recommendation regarding the President and Chief Operating Officer’s compensation. Additionally, the President and Chief Operating Officer provides recommendations annually to the compensation committee regarding the compensation of all NEOs, excluding himself and the Chief Executive Officer. The President and Chief Operating Officer’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed. The compensation committee reviews each of these performance reviews as part of its compensation setting process.
The following chart illustrates the decision making process in determining the compensation of the Chief Executive Officer, the President and Chief Operating Officer and the other NEOs.

Compensation Benchmarking and Peer Group
An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the compensation committee directed The Delves Group to review its comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The peer group of companies were selected based on the Company's industry or related industries that are similar in size and complexity of operations, span of control and global reach, vertical integration and business risks. One other secondary consideration of this peer group is that they may be competitors in the marketplace for our products, but also they may be likely competitors for key personnel and capital investment. The comparative information provided by The Delves Group was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from The Delves Group conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. The Delves Group ultimately developed recommendations and metrics that were presented to the compensation committee for its consideration.
In October 2012, The Delves Group updated its executive compensation analysis report to the compensation committee. The Delves Group utilized nationally recognized compensation surveys and analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise. The peer group identified in the 2012 Delves Group report did not change from 2011. As a result, the 2012 peer group consisted of the following companies:

•	Beam, Inc.	•	Campbell Soup Company	•	Dole Food Company Inc.	•	Hormel Foods Corporation
•	Molson Coors Brewing Company	•	McCormick & Company, Inc.	•	The Hershey Company	•	Chiquita Brands International, Inc.
		•	Flowers Foods, Inc.	•	Brown-Forman Corporation
Based on the data presented to the compensation committee by The Delves Group and the analysis described above, the compensation committee has targeted base salary, annual and long-term cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of market consensus based on nationally recognized compensation surveys and peer group comparison. The Company also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the market consensus. In determining the level of compensation provided to its NEOs, the compensation committee not only considers the Company’s independent performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the compensation committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The compensation committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance.
While the compensation committee targets cash compensation and equity awards in the 50th percentile of the peer group, the compensation committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the compensation committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.
The Company provides Messrs. Abu-Ghazaleh and El-Naffy with greater total compensation and benefits (including post-employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company’s Chairman and Chief Executive Officer and Mr. El-Naffy as its President and Chief Operating Officer. Mr. Abu-Ghazaleh’s compensation also differs as a direct result of the compensation committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the peer group. The compensation committee believes that Mr. Abu-Ghazaleh’s and Mr. El-Naffy’s competitive compensation packages are important to motivate and retain them as the highly valued top two executives of the Company.

The comparisons and percentile rankings in this section are based on the most current data available to the Company, generally calculated based on an analysis performed by The Delves Group in October 2012.
Base Salary
The base salary component of the Company’s compensation program is designed to provide its NEOs with total base salary that is close to the median or 50th percentile among peer group companies. In establishing this target percentile, the compensation committee has relied on peer group data included in The Delves Group’s written reports. The Company pays base salaries at the levels established by the compensation committee based upon the Company’s compensation philosophy.
The compensation committee determined that our Chief Executive Officer, Mr. Abu-Ghazaleh, would receive no salary increase in fiscal year 2012. Although his base salary of $1,200,000 has remained unchanged since 2003, the Chief Executive Officer’s base salary is currently 20% above the market median, and the compensation committee accordingly does not believe that an increase is warranted at this time.
Our President and Chief Operating Officer’s employment agreement with the Company was established in 1997 and provided for a minimum base salary of $800,000. Effective May 1, 2005, his base salary was adjusted to $1,000,000, which while 34% above the market median, the compensation committee believes is warranted by the responsibilities and duties that he performs for the Company. The compensation committee does not believe that an increase is warranted at this time.
The Company’s other NEOs do not have employment agreements. Each year, base salary increases for the NEOs are determined based upon The Delves Group review of market median compensation and a subjective evaluation of the performance of the NEOs as assessed by the compensation committee, the President and Chief Operating Officer and the Chief Executive Officer, as well the NEO’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs.
The compensation committee, with the advice and recommendation of the President and Chief Operating Officer, determines salary increases for all NEOs in the first quarter of each year. During 2012, base salary increases effective January 1, 2012 were awarded to the NEOs as follows: Mr. Rice’s base salary was increased 6.67% from $375,000 to $400,000; and Mr. Yock’s base salary was increased by 12.86% from $400,883 to $452,455. Mr. Yock's base salary fluctuates due to currency exchange rates as he is based in Costa Rica. No base salary increase was awarded to Mr. Contreras. For fiscal year 2012, our NEOs’ base salaries were in the following percentages of the market median base salary paid to executives in the same (or the most similar) position: Richard Contreras, Senior Vice President and Chief Financial Officer, 22% below market median; Paul Rice, Senior Vice President, North America, Operations, is 1% above the market median; and José Antonio Yock, Senior Vice President, Central America, 14% above market median.
On February 20, 2013, the compensation committee with the advice and recommendation of the President and Chief Operating Officer, approved base salary increases to the NEOs effective January 1, 2013 as follows: Mr. Contreras' base salary was increased by 2.5% from $400,000 to $410,000; Mr. Rice's base salary was increased by 5% from $400,000 to $420,000; and Mr. Yock's base salary was increased by 5% from $452,455 to $469,955.

Annual Cash Incentive Awards
Annual cash bonuses for NEOs are determined under the terms of the Company’s annual incentive plans or in accordance with such officer’s respective employment contract as illustrated in the chart below. The Company’s annual cash bonus and incentive award plans are designed to reward the NEO for his contribution to the Company’s achievement of its financial goals and to reflect, at least in part, the executive’s overall job performance. The compensation committee reviews the status and forecasted amounts of the annual incentive bonus plans for the Chief Executive Officer and the NEOs on a quarterly basis.

Annual Bonus & Incentive Awards
Chief Executive Officer
Annual Incentive based on
Chief Operating Officer
NEO other than CEO & COO
2011 Performance Incentive Plan
1997 Employment Agreement
2010 Performance Incentive Plan
for Senior Executives
Earnings per share
Total Revenues
Return on equity
Net After Tax Profit
Individual Strategic Goals

The Chief Executive Officer

In 2011, the Board approved the implementation of a 2011 Performance Incentive Plan (the “CEO PIP”), the sole participant of which is the Chief Executive Officer. The CEO PIP replaced the prior incentive plan, the 2003 PIP, which did not provide the ability to adopt flexible performance goals that are reflective of the Company's business objectives from year to year. The CEO PIP was designed to make the Chief Executive Officer’s annual performance objectives more relevant to the Company’s current economic and operational environment and its current business initiatives. The CEO PIP allows the compensation committee to establish annual performance goals targeting key performance objectives that it believes are relevant to the Company’s desired business results for the coming year. These performance goals may include such objectives as before or after tax net income, earnings per share, book value per share, stock price, return on stockholder’s equity, expense management, improvement in capital structure, profitability of an identifiable business unit or product, business growth, before or after tax profit margins, budget comparisons, total return to shareholders, market share, relative performance against peers, or any similar metric. In recognition of the nature of the Company's business, the CEO PIP also provides that the committee may, in its sole discretion, make adjustments in determining actual performance against specified objectives by considering the impact of unexpected or extraordinary events or occurrences, such as restructuring charges, facility closure costs, discontinued operations, asset impairment charges, the effect of foreign currency fluctuations outside of specified parameters, cumulative effects of accounting changes, certain weather related impacts, losses on debt extinguishment, the cost and impact of governmental investigations or proceedings, including fees and penalties to the extent such investigations result in no findings of illegal behavior on the part of the Company or the CEO, items reflected on the financial statements as “Other Income or Expense”, and the impact of new accounting standards or income tax regulations, as long as such adjusted items are objectively determinable by reference to the Company’s financial statements or notes thereto or management’s discussion and analysis of financial results in its annual report.
The CEO PIP provides for the amount of an award to be calculated based upon the "Corporate Achievement Factor" multiplied by a Target Award equal to 100% of the CEO's annual base salary, which is then multiplied by an "Individual Performance Factor." The Corporate Achievement Factor is the weighted average of the actual achievement against the financial performance objectives established by the Committee at the beginning of the year subject to a maximum achievement of 125%. The Individual Achievement Factor, determined based upon the committee’s evaluation of the CEO's performance measured against individual performance objectives may not exceed 200% and is established by the compensation committee at the beginning of the year at a fixed level. At the end of the year, the committee determines the percentage attributable to the Individual Achievement Factor to reflect the actual performance of the CEO during the period. The maximum award payable to our Chief Executive Officer for any one year under the CEO PIP is the lesser of (i) 250% of the CEO's annual base salary, and (ii) $3,000,000.
The CEO PIP contains claw back provisions in the event that an award is granted based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
For 2012, the committee established as equally weighted performance goals, specified levels of earnings per share, revenue, and return on equity. The committee established the Individual Performance Factor at 100% subject to adjustment based on evaluation of the CEO's individual performance for the year. The committee also established a minimum "threshold" level of profitability below which no award would be earned for 2012 of $80 million. The committee further established that no award would exceed 15% of the net income level as defined in the CEO PIP as the Threshold Amount.
For fiscal year 2012, the Company had total revenue of $3.421.2 billion, adjusted EPS of $2.58, and adjusted return on equity of 8.5%, representing individual criteria achievements of approximately 94%, 142% and 140% respectively, compared to the pre-established objectives. Under the terms of the CEO PIP, the committee is permitted to consider non-recurring items in calculating the achievement of each of the relevant factors. In determining the Individual Achievement Factor for the CEO’s performance for 2012, the committee considered a number of significant non-recurring events. These non-recurring items included non-cash impairment charges due to closure or rationalization of unprofitable operations in our U.K. ripening and salad facilities, our Guatemala melon operations, write-offs of our Brazil melon and pineapple inventory; other charges due to Costa Rica flood damage and Hawaii legacy matters and exchange loss to recover Argentina VAT receivables. On the other hand, we took into positive consideration, insurance recoveries from Costa Rica flood and Guatemala storm claims, gains on sale of previously impaired melon assets and reversal of pertinent over accruals. The committee further considered the CEO’s individual performance achievement using criteria such as the Company’s 2012 financial performance compared to that of its two direct competitors (based on nine months of available data from two of the competitor companies), the creation of shareholder value through stock buy-backs and the initiation of a dividend, better gross margins and operating income improvements year over year, better debt to equity ratio, the generation of significant cash flow and balance sheet management, and strategic management decisions that are expected to positively impact the Company’s long term results while causing disruption in the short term. As a result of the committee’s evaluation of the Company’s financial and operating performance and the Chief Executive Officer’s individual performance for 2012, the CEO was awarded a cash incentive payment of $3,000,000 which is based on 125% achievement of his pre-determined financial performance goals as adjusted (i.e. the Corporate Achievement Factor) and an Individual Achievement Factor based on his personal performance of 200%.
In 2012, our Chief Executive Officer received annual cash incentive compensation that is 142% above the median annual cash incentive compensation given to other chief executive officers in our peer group. Our Chief Executive Officer's annual cash compensation is generally higher than market median and his equity compensation is generally lower than other chief executive officers in our peer group due to his company stock holdings which aligns him well to shareholders' interests.
The President and Chief Operating Officer
The fiscal year 2012 bonus award for the President and Chief Operating Officer was established pursuant to his 1997 employment contract, which provides for an annual cash bonus equal to 2% of the first $20 million of the consolidated net after tax profits of the Company and 1.5% of any amounts of such profits in excess of $20 million. In determining the level of the Company's net after tax profits for purposes of calculating the Chief Operating Officer’s bonus award for 2012, the committee considered certain significant non-recurring events. These non-recurring items included non-cash impairment charges due to closure or rationalization of unprofitable operations in our U.K. ripening and salad facilities, our Guatemala melon operations, write-offs of our Brazil melon and pineapple inventory; other charges due to Costa Rica flood damage and Hawaii legacy matters and exchange loss to recover Argentina VAT receivables. On the other hand, we took into positive consideration, insurance recoveries from Costa Rica flood and Guatemala storm claims, gains on sale of previously impaired melon assets and reversal of pertinent over accruals. Based on the results, the Chief Operating Officer was awarded a cash bonus of $2,348,428.

Other Named Executive Officers
The fiscal year 2012 incentive awards for NEOs (other than our Chief Executive Officer and President and Chief Operating Officer) were determined under the Fresh Del Monte 2010 Performance Incentive Plan for Senior Executives (the “Senior Executive PIP”) based on an assessment of individual performance.

In the first quarter of 2012, each NEO participating in the Senior Executive PIP, with the review, input and approval of our President and Chief Operating Officer and the compensation committee, established individual performance goals that formed the basis upon which his respective incentive award value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that executive’s overall achievement value, with all goals totaling 100%. In 2012, no individual performance goal accounted for greater than 40% of any NEO’s total achievement value. Each NEO had between six and eight performance criteria upon which his annual bonus was based. Some of these criteria would create a payout only if the specific goal is met, other performance criteria would provide for partial payment to the NEO upon partial achievement of the goal. Performance factors, which must be based on strategic objectives of the Company, for participants in the Senior Executive PIP who are business unit leaders, may include profitability, business growth, market share, production volume, or production costs, to name a few. For those participants who are in functional roles, performance factors may include cost of deliverable services and cost reduction, strategic project completions, implementation of new systems or processes, or implementation of improvements in functional area. Under the Senior Executive PIP, the maximum bonus amount for each participating NEO is 50% of annual base salary. The payout for 2012 is based on the table below:

Basis of Performance	% Award

Performance Factors as described above	35% of annual base salary

Company’s EPS and Total Revenue Targets	15% of annual base salary
The target bonus percentage for NEOs, which is composed of 35% of salary at target and an additional 15% component based upon revenue and earnings per share targets, was established in 2009 based upon the recommendation of The Delves Group to move the NEOs’ PIP targets closer to the peer group median. Further, these additions were made to bring the other NEOs’ PIP goals in line with those established for the Chief Executive Officer and to better incentivize the participating executive to work for the overall success of the Company while at the same time achieving their respective individual performance goals.
As part of the Company’s annual employee performance appraisal process, our President and Chief Operating Officer provided, and our compensation committee took into account, an assessment of the individual performance of each participating NEO against his respective 2012 goals. In determining the relative level of achievement of the applicable corporate and individual performance factors for each NEO's incentive award for 2012, the committee considered certain significant non-recurring events. These non-recurring items included non-cash impairment charges due to closure or rationalization of unprofitable operations in our U.K. ripening and salad facilities, our Guatemala melon operations, write-offs of our Brazil melon and pineapple inventory; other charges due to Costa Rica flood damage and Hawaii legacy matters and exchange loss to recover Argentina VAT receivables. On the other hand, we took into positive consideration, insurance recoveries from Costa Rica flood and Guatemala storm claims, gains on sale of previously impaired melon assets and reversal of pertinent over accruals. The compensation committee concluded that the 2012 achievement values for NEOs participating in the Senior Executive PIP were between 76% and 95% of their respective functional goals and 100% of the collective EPS and total revenue goals, resulting in awards of between 41.55% and 48.25% of the NEO’s base salary. Actual incentive awards paid to our NEOs for performance during fiscal year 2012 in accordance with the Senior Executive PIP are set forth below in the Summary Compensation Table.
The Senior Executive PIP contains claw back provisions in the event that an award is granted based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
Long-Term Incentive Awards
In 2007, the compensation committee began to consider the establishment of a long-term incentive plan to provide an incentive for executives to focus on the long-term sustainable growth of the Company by rewarding business decisions and actions over a longer term than the single year plans then in place. The compensation committee considered that the efforts of senior executives may not be adequately rewarded if decisions were made consistent with the Company’s business strategy that established a basis for significantly improved long-term performance of the Company, yet negatively affected operating results, and therefore annual cash incentive awards. Likewise, the compensation committee wished to avoid plan designs that could incentivize executives to take actions that would result in short-term gain in order to bolster annual incentive compensation, without regard to the long-term best interests of the Company. In addition, based on information in the Delves study, it was noted by the compensation committee that the Company was the only company in the peer group not to have such a plan. On February 27, 2008, the board approved the establishment of the Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the “LTIP”) for senior corporate officers, including NEOs, effective beginning in 2008. For fiscal year 2008, only the Chief Executive Officer was named a participant of the LTIP. Beginning in 2009, Messrs. Yock, Rice and Contreras became participants in the LTIP with maximum payout equal to 35% of annual base salary.
The LTIP allows for an award to be made to the participants by the compensation committee at the beginning of each fiscal year, with the final determination and payment of that award occurring at the end of the third year following the award’s grant and after such payment is approved by the compensation committee. The compensation committee reviews the status and forecasted amount of each outstanding LTIP of the Chief Executive Officer and the NEOs on a quarterly basis. The compensation committee may include or exclude the impact of certain items such as expenses related to restructuring or productivity initiatives, non-operating items, acquisition expenses and any other items of gain, loss or expense that may be determined to be extraordinary or unusual in nature or infrequent in occurrence. Unless otherwise provided in the plan, LTIP awards are paid in cash in the form of a single lump sum. LTIP awards may range from 50% to 150% of the target award depending upon the actual achievement level as measured against certain predetermined objectives.
The LTIP award for our Chief Executive Officer is calculated by measuring achievement in two categories. First, 50% of the LTIP award is calculated by measuring the total shareholder return (the “TSR”) of the Company versus that of its peer group over the three-year period. TSR includes share price change, as well as reinvested dividends. In order to avoid significant swings in TSR caused by anomalous events that might occur at the beginning or end of the measurement period, TSR is measured using the average closing prices of the Company’s shares and those of the peer group during the ninety day period which precedes the first and last days of the measurement period. The second half of the LTIP award is calculated by measuring the achievement of performance goals, which consist of one or more measurable strategic objectives established by the compensation committee and agreed to by the plan participants at the beginning of each award period. The LTIP performance goals established for the Chief Executive Officer are as follows:

•	For 2010, the LTIP performance goals consist of two equally weighted strategic objectives related to a growing project in Central America and our prepared foods business.

•	For 2011, the LTIP performance goals consist of two equally weighted strategic objectives related to revenue growth and the success of a marketing project in a defined geographical market.

•
For 2012, the LTIP performance goals consist of two equally weighted strategic objectives related to return on invested capital, and operating income improvements in a specific business segment and geographic area.

•	For 2013, the LTIP performance goals consist of two equally weighted strategic objectives related to revenue growth and production development in defined geographical areas.
At the conclusion of 2012, the Chief Executive Officer received an award in the amount of $567,000 under the provisions of his 2010 LTIP agreement. Under that agreement, 50% of the target award of 100% of salary was based upon the Company's share price meeting specific percentile levels against Total Shareholder Return (“TSR”) of a pre-selected peer group and 50% was based upon the achievement of two equally weighted strategic objectives related to a growing project in Central America and our prepared foods business. Based upon the actual performance of the Company’s share price over the measurement period, the Chief Executive Officer received an award equivalent to $375,000 which is 31.25% of his salary. With regard to the portion of the LTIP related to the achievement of the two strategic objectives based on a growing project and our prepared foods business, the Company achieved 64% of its strategic objective relating to our prepared foods business but did not achieve its growing project objective. As a result, the LTIP award was determined to be 25% of salary times his 64% achievement attributed to one of his strategic goals. The LTIP award for this portion is equivalent to $192,000.
The strategic objectives for the 2011, 2012 and 2013 LTIP for the Chief Executive Officer have specific numerical targets to measure accomplishments. Final determination of the amounts to be paid under the 2011, 2012 and 2013 LTIP awards will occur following the end of 2013, 2014 and 2015 fiscal years.
Similarly, the 2010 LTIP awards for Messrs. Yock, Rice and Contreras are calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2010 LTIP strategic objectives for these NEOs consisted of three to five performance goals. The LTIP strategic objectives for Mr. Yock consisted of three performance goals related to improvements in productivity, improvements in cost structure and increase in strategic production volume. Mr. Contreras’ strategic objectives for the 2010 LTIP consisted of five performance factors related to reduction in costs, improvements in financial ratios and certain recoveries. The LTIP strategic objectives for Mr. Rice consisted of four strategic objectives related to waste reduction and strategic growth in operating income results and margins for North American Operations.
At the conclusion of 2012, based on review and evaluation of their respective performance achievements, the LTIP awards for Messrs. Yock, Rice and Contreras for their 2010 LTIP strategic objectives resulted in awards of between 40% to 91% of the corresponding award related to their strategic goals. The TSR component resulted in an award of 10.94% for each of the NEOs. For their respective strategic goals, the NEOs were awarded between 7% to 16% of base salary in accordance to their 2010 LTIP. Actual LTIP incentive awards paid to our NEOs under the 2010 LTIP award are set forth below in the Summary Compensation Table.
The 2011 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2011 LTIP strategic objectives for these NEOs consisted of two to three performance goals. The LTIP strategic objectives for Mr. Yock consist of two performance goals related to commercial production targets and a strategic cost management goal. Mr. Contreras’ strategic objectives for the 2011 LTIP consist of three performance factors related to improvements in working capital, implementation of new technology and a completion of a transformational strategy. The LTIP strategic objectives for Mr. Rice consists of three performance factors related to net sales growth, a cost containment program and growth in net income in North America operations. Final determination of the amounts to be paid under the 2011 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2013 fiscal year.
The 2012 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2012 LTIP strategic objectives for these NEOs consisted of two to five performance goals. The LTIP strategic objectives for Mr. Yock consist of two performance goals related to a major procurement and sourcing strategy. Mr. Contreras’ strategic objectives for the 2012 LTIP consist of five performance factors related to return on invested capital, two financial related strategic programs, improvement in financial processes and a strong fiscal control program. The LTIP strategic objectives for Mr. Rice consist of four performance factors related to three new product line programs and a strategic cost improvement in our North America operations. Final determination of the amounts to be paid under the 2012 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2014 fiscal year.
The 2013 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2013 LTIP strategic objectives for these NEOs consisted of four to five performance goals. The LTIP strategic objectives for Mr. Yock consist of four performance goals related to a major growth and operational projects in specific geographic areas. Mr. Contreras’ strategic objectives for the 2013 LTIP consist of five performance factors related to implementation of global accounting systems and specific global cash recoveries. The LTIP strategic objectives for Mr. Rice consist of four performance factors related to developing new markets and improvement of revenue and operating income in specific business segments of North America. Final determination of the amounts to be paid under the 2013 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2015 fiscal year.
The LTIP contains claw back provisions that permit the compensation committee to require the repayment of any LTIP award received by a participant in the event that the financial results that determined the award are subsequently determined to be in error or are required to be restated. Further, the maximum amount that can be paid to any individual participant with respect to any particular award period cannot exceed $6 million.
Equity Awards
In order to create a properly balanced compensation program, the compensation committee utilizes both compensation that provides incentive for short-term gain, such as the annual incentive program, and compensation that provides incentive for longer-term growth, such as participation in the LTIP and the grant of equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also provide a retention component and create an incentive for executives to create sustained growth.
Guidelines for the number of stock option awards granted to each NEO are determined using a procedure approved by the compensation committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. In addition, the compensation committee may consider peer group data presented in The Delves Group’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. The compensation committee generally does not consider the number of options already held by NEOs when making grants, as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the compensation committee believes that competitors, who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in the Company and, to remain competitive, similarly do not take into account previous awards when approving new grants. Prior to 2012, it was the Company’s practice to issue only stock options as equity awards to its NEOs.
Based on approval by the shareholders of the 2011 Omnibus Share Incentive Plan ("2011 Omnibus") at the Company's 2011 annual meeting, the Company is able to grant restricted shares and other types of equity awards as well as continue to award share options to its officers and key employees. The proposed expansion of the types of equity awards is the result of a finding by The Delves Group in their 2010 study that a majority of our peer group companies have plans that allow the granting of restricted shares, restricted stock units and performance shares to key executives while the Company did not and, as a result, the Company may find itself at a disadvantage to its competitors in attracting and retaining the best people. The Compensation Committee also believes that the use of restricted share awards is less dilutive to existing shareholders than options and that the use of restricted shares also reduces the potential incentive to take excessive risk in order to maximize the value of option awards.
In fiscal year 2012, the Company granted stock options to the Chief Executive Officer under the terms of the 2011 Omnibus Share Incentive Plan (the "2011 Omnibus Plan") during a meeting held in the first quarter of the year. The Company's 2011 Omnibus Plan has a four-year vesting schedule in order to provide an incentive for continued employment and long-term growth of the Company. All stock options granted under this plan expire 10 years from the date of grant. The exercise price of options granted under the Company's 2011 Omnibus Plan is equal to the closing price of the Ordinary Shares on the NYSE on the date of the grant.
During a meeting held in the third quarter of the year, the Company granted stock options to its NEOs (except the CEO) and its other Company employees under the terms of the 2011 Omnibus Plan. These stock option grants have a four-year vesting schedule in order to provide an incentive for continued employment and long-term growth of the Company. All stock options expire 10 years from the date of the grant subject to earlier expiration following the grantee's termination of employment with the Company. This provides a reasonable time frame to align the NEO’s goals with the long-term price appreciation of the Company’s shares. The exercise price of options granted under the Company’s 2011 Omnibus Plan is equal to the closing price of the Ordinary Shares on the NYSE on the date of grant. On February 20, 2013, the Company awarded restricted stock units ("RSUs") to its NEOs that are subject to the achievement of a specific performance objective and certain service requirements. The performance objective is based on a specific EBITDA goal for the 2013 fiscal year with a minimum threshold at 80% target achievement. The percentage of the award earned based on achievement of the fiscal 2013 performance goal will then vest equally over the three year period on each anniversary of the grant date, subject to the grantee's continued employment with the Company. Each NEO may earn between 80% to 100% of the restricted stock unit award corresponding to their aggregate EBITDA performance objective achievement.
Actual stock option awards to our NEO's for fiscal year 2012 are reflected below in the Grant of Plan-Based Awards Table.
Post-Termination Benefits
To promote stability and continuity of management direction, in 2003, the Company adopted the Executive Retention and Severance Agreements for the Chief Executive Officer and the President and Chief Operating Officer. The Company feels that the creation of these agreements is imperative to the retention of our Chief Executive Officer and our President and Chief Operating Officer because they reflect customary market practices. The Company does not generally enter into written severance agreements for any of its employees unless it is mandated to do so by local statutes and has not entered into such an agreement with any other NEOs; however, the Company decided to establish severance agreements for the two most senior executives of the Company, as retention of these two officers is of paramount importance to the continued stability of the Company.
As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” the severance agreements of our Chief Executive Officer and our President and Chief Operating Officer provide that they are entitled to certain cash consideration, an enhanced payment to take into effect any taxes due on the consideration, and other benefits in the event their employment is terminated by the Company other than for “cause,” if they terminate their employment for “good reason,” or if they are terminated in connection with a change in control, in each case such payments and benefits are conditioned upon the execution by them of a general release of all claims. These agreements also provide for consideration and benefits in the event of a termination of employment by reason of death or disability. Both executives also agreed to a two-year period following the termination of their employment during which they cannot solicit the Company’s employees, distributors, vendors or customers.

The severance agreements each have a “double trigger” change in control policy; both a change in control and the termination of the executive’s employment must occur before such payment is triggered. This policy may increase the consideration paid to the shareholders for the Company in the event of a change in control because no mandatory lump-sum payments are triggered solely by the change in control alone, thus providing the acquiring company with the flexibility to retain the executives at their discretion. The compensation committee also intends that this “double trigger” change in control policy will provide fair and equitable compensation in the event of a termination following a change in control. By providing reasonable severance in the event of a termination of employment upon a change in control, the compensation committee intends to provide each covered officer with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its shareholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction. The severance agreement for the Chief Operating Officer contains a provision requiring the company to reimburse for IRS Section 280G excise tax and applicable gross up attributed to a change in control.

The specified levels of post-termination benefits for the Chief Executive Officer and President and Chief Operating Officer were determined by the compensation committee to be appropriate for each of the two individuals based on each person’s duties and responsibilities with the Company and were the result of arm’s-length negotiations. The Company determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.
Both Mr. Contreras and Mr. Rice are covered by the Company’s general severance policy applicable to U.S. employees, which provides a maximum of six month’s severance based upon the years of service of each participant. Mr. Yock, pursuant to Costa Rican statutes, upon any termination of employment or retirement, other than a termination by the Company for cause, will be entitled to receive an amount equal to one month of base salary for every year of service with a maximum credit of eight years of service. In order to meet this obligation, the Company has established a Solidarity Program Account funded by both an individual and a Company contribution. Upon a termination of employment other than by the Company for cause, Mr. Yock will receive the greater of (i) the total contributions in his Solidarity Account and (ii) the severance due pursuant to local law. In addition, Mr. Yock participates in the Company’s Latin American Retirement Plan under which he will receive $120,000 per year for 10 years following his retirement directly from the Company. Should Mr. Yock not survive for that full period, his estate will be paid any remaining amounts in a lump sum.
Other Benefits
No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of the Company’s full-time employees, or with respect to Mr. Yock, generally available to most of the Company’s regional full-time employees, except as provided below.
Life Insurance Benefits
The Company provides Mr. Abu-Ghazaleh a term life insurance policy with an annual premium of $42,866 providing for payment of $3 million to his designated beneficiaries upon his death. The Company provides Mr. El-Naffy with a term life insurance policy with an annual premium of $48,611 providing for payment of $2.5 million to his designated beneficiaries upon his death. Please see the information under the heading “Employment Agreements with NEOs” below for additional details regarding the benefits provided to Mr. El-Naffy pursuant to his employment agreement.
Other Benefits
Other than Mr. Contreras and Mr. Rice, the Company provides each NEO with a Company car. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2012 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), including the maintenance, insurance and gasoline for that car.
Policies with Respect to Equity Compensation Awards
The compensation committee evaluates the allocation of equity awards by reference to the Company’s peer group and the performance of the individual and the Company, as discussed above. The 2011 Omnibus Plan provides that the Company must grant all equity incentive awards with an exercise price equal to the fair market value as determined by the closing sales price for the Ordinary Shares on the NYSE on the date of the grant.
The compensation committee has established a policy that annual option awards for its Chief Executive Officer will generally be granted on the date of the board meeting immediately following the release of its financial results for the fiscal year, which usually occurs in February. For 2012, the grant date for the annual option award to its Chief Executive Officer was February 29, 2012. With regard to option award grants for all other NEOs, these are normally granted during the third quarter meeting usually held in August. For 2012, the option grants for NEOs, other than the Chief Executive Officer were made on August 1, 2012. For fiscal year 2013, the grant date for the annual option award to its Chief Executive Officer was February 20, 2013. There were no restricted share awards made in 2012 for its NEOs. The restricted share awards to NEOs were granted on February 20, 2013. Further details on this restricted share awards are described under the heading Equity Awards.
The 2011 Omnibus Share Incentive Plan includes a formal claw back policy permitting the board to require repayment of any award if it is later determined that such award was made based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
Share Ownership Requirements for NEOs
The Company implemented a share ownership policy for NEOs on November 2, 2011. Under this share ownership policy, each NEO is required to own a specified multiple of his annual base salary corresponding to its value in Company shares. The Chief Executive Officer is required to own five times his base salary. The President and Chief Operating Officer is required to own three times his base salary. For the other NEOs, they are required to own two times their base salaries. Each NEO is required to meet this share ownership guideline within five years from November 2, 2011. For purposes of determining whether share ownership requirement has been met, the Company will use the grant price value of the share to calculate the percent of ownership as against the respective multiples of NEOs base salary requirement.
Risk Considerations in our Overall Compensation Program
The compensation committee annually considers the potential for the company’s incentive compensation programs to motivate employees to undertake unnecessary or excessive risk taking. The committee has reviewed management’s risk assessment of the Company’s compensation programs for its senior executives and its employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The committee believes that excessive risk taking is further mitigated by the use of multiple objectives which serve to limit the potential benefit of any single episode of excessive risk taking; that all incentive calculations are based upon validated financial data; that all computations and recommendations are subject to multiple levels of review including local, regional, corporate, and board level reviews; that the status and anticipated payouts under each plan are reviewed by the compensation committee quarterly; and that there are caps on the amount of payments to any single individual under most of the Company's compensation plans and arrangements.
Tax Considerations
For US income tax purposes, Section 162(m) limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board that establishes such goals consists only of “outside directors.” All members of the compensation committee qualify as outside directors for purposes of Section 162(m).
The compensation committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the compensation committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our shareholders’ best interests, such as time vested grants of restricted shares or grants of incentive stock options.

COMPENSATION TABLES
Summary Compensation Table
The following table shows, for the fiscal year ended December 28, 2012, compensation awarded to, paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	2012	1,190,769	—		1,312,150	3,567,000	(6)	—	97,128	6,167,047
	2011	1,195,385	—	1,239,001	1,461,880	2,742,000		—	91,373	6,729,639
	2010	1,195,385	—	—	1,201,060	1,721,048		—	92,825	4,210,318
Richard Contreras SVP and CFO	2012	396,923	—		211,000	289,400		—	21,480	918,803
	2011	398,462	—	247,805	171,400	192,400		—	10,254	1,020,321
	2010	375,977	—	—	—	150,960		—	7,320	534,257
Hani El-Naffy President and COO	2012	992,308	—		1,519,200	2,348,428	(7)	—	116,814	4,976,750
	2011	996,154	—	743,390	1,714,000	1,729,000		—	96,521	5,279,065
	2010	996,154	—	—	—	1,578,898		—	99,991	2,675,043
José Antonio Yock SVP, Central America (8)	2012	414,441	34,209 (9)		211,000	269,165		35,004	122,768	1,086,587
	2011	369,944	30,792	247,805	171,400	151,976		79,680	108,162	1,159,759
	2010	363,769	30,441	—	—	114,762		72,996	105,588	687,556
Paul Rice SVP, N.A. Operations	2012	396,827	—		211,000	290,880		—	21,480	920,187
	2011	373,558	—	247,805	171,400	234,844		—	10,254	1,037,861
	2010	365,815	—	—	—	165,240		—	7,321	538,376
 _______________

(1)
These amounts reflect the full grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2012. Those assumptions can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28 2012. On November 2, 2011, the Company awarded restricted stock units to its NEOs at a grant date price of $24.68 per share under the 2011 Omnibus Share Incentive Plan. The RSUs are subject to meeting minimum performance criteria as recommended by the Compensation Committee and approved by the Board. RSUs are eligible to earn Dividend Equivalent Units ("DEUs") equal to the cash dividend paid to ordinary shareholders. DEUs are subject to the same performance and service conditions as the underlying RSUs and are forfeitable.

(2)
These amounts reflect the full grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2012. Those assumptions can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012.

(3)
Except for Mr. El-Naffy’s award, the amounts shown in this column are cash awards earned in fiscal year 2012 under the Senior Executive Performance Incentive Plan and 2010 Long Term Incentive Award Agreements for Messrs. Contreras, Rice and Yock; and the CEO PIP and 2010 Long Term Incentive Plan Award Agreement for Mr. Abu-Ghazaleh. These awards are discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards and also under Long-Term Incentive Awards.”

For Mr. Abu-Ghazaleh, the amount was approved by the compensation committee as discussed in further detail in the section captioned as Chief Executive Officer under the heading “Compensation Discussion and Analysis – Annual Cash Incentive Awards and also under Long Term Incentive Awards.” For Mr. Contreras, the amount reflects achievement of 95% of his annual performance goals for 2012 and 75% of his strategic long term objectives; for Mr. Yock, the amount reflects 76% achievement of his annual performance goals for 2012 and 40% achievement on his strategic long term objectives and for Mr. Rice, the amount reflects achievement of 88% of his annual performance goals for 2012 and 91% of his strategic long term objectives. In addition to their annual individual performance achievements, for Messrs. Contreras, Yock and Rice, the amount includes the achievement of 100% of their collective annual EPS and Net Sales goals. For the LTIP, the TSR goal was partially achieved resulting to an award of 10.94% of base pay for Messrs. Yock, Rice and Contreras and 31.25% of base pay for the CEO.

(4)
The amounts shown in this column for Mr. Yock reflect the aggregate change in the present value of Mr. Yock’s accumulated benefit under the Latin American Retirement Plan and is further described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” and in the footnotes to the table under the heading “Post-Employment Compensation—Pension Benefits.” The amounts reflected for 2012, 2011 and 2010 are based on the present value calculations of $1,018,368 for 2012 minus the present value calculation of $983,364 for 2011, $983,364 for 2011 minus the present value calculation of $903,684 for 2010 and of $903,684 for 2010 minus the present value calculation of $830,688 for 2009, respectively, as determined by Mercer. Discount rates used were U.S.-based as the benefit is payable in U.S. dollars.

(5)
The All Other Compensation column includes perquisites and other personal benefits. The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2012 for each car (where leased, the annual cost of the lease; where owned by the company, the depreciation of the car for that year), including the maintenance, insurance, and gasoline for that car. The amount for Mr. Abu-Ghazaleh includes an annualized car benefit of $48,343, term life insurance policy at an expense to the Company of $42,536, medical and dental insurance premiums of $5,414 and $835 respectively. The amount for Mr. El-Naffy includes an annualized car benefit of $47,934,;a term life insurance policy at an expense to the Company of $48,237; and the Del Monte Fresh Produce Health and Welfare Plan plus 401(k) employer match, both at an expense to the Company of $20,643. The amount for Mr. Yock includes a car benefit of $46,379, and personal security services at his place of residence and driver services in the amount of $66,562, medical, life insurance and local pension plan in the amount of $9,828. The amounts for Mr. Contreras and Mr. Rice includes the Del Monte Fresh Produce Health and Welfare Plan plus 401(k) employer match, both at an annualized expense to the Company of $21,480.

(6)
Reflects Mr. Abu-Ghazaleh’s total aggregate bonus based on the CEO PIP and 2010 Long Term Incentive Plan Award Agreement. These awards are discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards and Long-Term Incentive Awards.” For 2012, the amount paid out was $3,000,000 for PIP and $567,000 for the LTIP.

(7)
Reflects Mr. El-Naffy’s bonus based on his 1997 Employment Contract as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(8)
As Mr. Yock is located in Costa Rica, a portion of his salary is paid in colones (Costa Rican local currency). These were converted to U.S. dollars at a conversion rate of 507.54 colones to $1.00, based on the closing exchange rates listed by The Wall Street Journal on December 28, 2012. In 2012, Mr. Yock’s base salary was increased by 12.86% from $400,833 to $452,455. In 2010 and 2011, the currency exchange rate was based on proxy rates of 504.10 colones and 500.52 colones, respectively.

(9)
This payment is a “13th month payment” required by law in Costa Rica, which was paid in U.S. dollars and local currency. The 13th month payment is equal to one additional monthly base salary payment and is required to be paid near the end of the calendar year.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 28, 2012, certain information regarding grants of plan-based awards to the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(j)	(k)	(l)
Mohammad Abu-Ghazaleh Chairman and CEO	2011 Performance Incentive Plan for Chief Executive Officer	1/1/2012	600,000	1,200,000	3,000,000	—	—	—	—	—
	2010 Long Term Incentive Plan	1/1/2012	600,000	1,200,000	1,800,000	—	—	—	—	—
	2011 Omnibus Share Incentive Plan	2/29/2012	—	—	—	—	—	161,000 (3)	22.46	1,312,150
Richard Contreras SVP and CFO	2011 Omnibus Share Incentive Plan	8/1/2012	—	—	—	—	—	25,000	24.29	211,000
	2010 Long Term Incentive Plan	1/1/2012	—	—	140,000	—	—	—	—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2012	—	200,000	—	—	—	—	—	—
Hani El-Naffy President and COO	2011 Omnibus Share Incentive Plan	8/1/2012	—	—	—	—	—	180,000	24.29	1,519,200
José Antonio Yock SVP, Central America	2011 Omnibus Share Incentive Plan	8/1/2012	—	—	—	—	—	25,000	24.29	211,000
	2010 Long Term Incentive Plan	1/1/2012	—	—	158,359	—	—	—	—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2012	—	226,228	—	—	—	—	—	—
Paul Rice SVP, N.A. Operations	2011 Omnibus Share Incentive Plan	8/1/2012	—	—	—	—	—	25,000	24.29	211,000
	2010 Long Term Incentive Plan	1/1/2012	—	—	140,000	—	—		—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2012	—	200,000	—	—	—	—	—	—
_______________

(1)
Reflects potential value of the payout pursuant to the terms of the plan awards for the 2012 fiscal year under the CEO PIP for our Chief Executive Officer, Mr. Abu-Ghazaleh and the Senior Executive PIP for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(2)
On August 1, 2012, the Company granted its NEOs (except our CEO), stock options under the 2011 Omnibus Plan. This grant was in accordance to the Company's practice of granting options to its employees during the third quarter meeting of the year. Further details of these options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflect the grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The

assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2012. Those assumptions can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012.

(3)
On February 29, 2012, the Company granted Mr. Abu-Ghazaleh 161,000 options. The grant was made pursuant to the 2011 Omnibus Share Incentive Plan. Further details of the options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflect the grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2012. Those assumptions can be found in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012.

In the event of a change in control of the Company, the 1999 Share Incentive Plan and the 2011 Omnibus Plan provide that all outstanding options automatically become fully vested, exercisable or payable, as applicable.

Outstanding Equity Awards at Fiscal Year-End
The following table shows for the fiscal year ended December 28, 2012, certain information regarding outstanding equity awards at fiscal year-end for our NEOs.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	32,200	—	—	23.8150	4/28/2014	—	—	—	—
	161,000	—	—	29.8400	4/27/2015	—	—	—	—
	128,800	—	—	23.9650	5/2/2017	—	—	—	—
	161,000	—	—	33.9700	2/27/2018	—	—	—	—
	32,200	32,200 (3)	—	19.8300	2/25/2019	—	—	—	—
	96,600	64,400 (4)	—	20.1300	3/3/2020	—	—	—	—
	64,400	96,600 (5)	—	26.6700	3/2/2021	—	—	—	—
	32,200	128,800 (6)	—	22.4600	2/28/2022	—	—	—	—
	—	—	—	—	—	34,024 (7)	839,712	—	—
Richard Contreras SVP and CFO	4,000	—	—	29.8400	4/27/2015	—	—	—	—
	9,000	—	—	15.7750	8/14/2016	—	—	—	—
	50,000	—	—	22.2500	7/30/2018	—	—	—	—
	40,000	10,000 (8)	—	21.7200	7/31/2019	—	—	—	—
	8,000	12,000 (9)	—	23.7600	8/3/2021	—	—	—	—
	5,000	20,000 (10)	—	24.2900	8/1/2022	—	—	—	—
	—	—	—	—	—	6,804 (11)	167,923	—	—
Hani El-Naffy President and COO	80,000	—	—	29.8400	4/27/2015	—	—	—	—
	250,000	—	—	22.2500	7/30/2018	—	—	—	—
	160,000	40,000 (12)	—	21.7200	7/31/2019	—	—	—	—
	80,000	120,000 (13)	—	23.7600	8/3/2021	—	—	—	—
	36,000	144,000 (14)	—	24.2900	8/1/2022	—	—	—	—
	—	—	—	—	—	20,414 (15)	503,818	—	—
José Antonio Yock SVP, Central America	16,000	—	—	29.8400	4/27/2015	—	—	—	—
	20,000	—	—	22.2500	7/30/2018	—	—	—	—
	20,000	10,000 (16)	—	21.7200	7/31/2019	—	—	—	—
	8,000	12,000 (17)	—	23.7600	8/3/2021	—	—	—	—
	5,000	20,000 (18)	—	24.2900	8/1/2022	—	—	—	—
	—	—	—	—	—	6,804 (19)	167,923	—	—
Paul Rice SVP, N.A. Operations	10,000	—	—	29.8400	4/24/2015	—	—	—	—
	—	10,000 (20)	—	21.7200	7/31/2019	—	—	—	—
	8,000	12,000 (21)	—	23.7600	8/3/2021	—	—	—	—
	5,000	20,000 (22)	—	24.2900	8/1/2022	—	—	—	—
	—	—	—	—	—	6,804 (23)	167,923	—	—
 _______________

(1)
Except for grants made on August 1, 2012, which were granted under the 2011 Omnibus Plan, all options were granted pursuant to the 1999 Share Option Plan. All options are 20% vested on the grant date and continue to vest with respect to 20% of the options on each of the first four anniversaries of the grant date, contingent upon the NEO’s continued employment. All options expire 10 years from the grant date.

(2)
On November 2, 2011, the Company awarded restricted stock units to its NEOs with a grant date price of $24.68 per share under the 2011 Omnibus Share Incentive Plan. The RSUs are subject to meeting minimum performance criteria and have a three year vest schedule from the anniversary of the grant date. These RSUs are eligible to earn DEUs equal to the cash dividends paid to ordinary shares. DEUs are subject to the same performance and service conditions as the underlying RSUs and are not forfeitable. The performance goal for this grant on November 2, 2011 has been met; therefore, the remaining unvested shares will vest 50% on November 2, 2013 and 50% on November 2, 2014. The initial one-third of the total grant vested on November 2, 2012 and is shown under Option Exercises and Stock Vested Table. In addition, Messrs. Contreras, Rice and Yock received the equivalent of 138 DEUs, Mr. Abu-Ghazaleh received 691 DEUs and Mr. El-Naffy received 414 DEUs. Total above reflects both RSUs and DEUs.

(3)	32,200 options will vest and become exercisable on February 25, 2013.

(4)	32,200 options will vest and become exercisable on each of March 3, 2013 and March 3, 2014.

(5)	32,200 options will vest and become exercisable on each of March 2, 2013; March 2, 2014 and March 2, 2015.

(6)	32,200 options will vest and become exercisable on each of February 28, 2013; February 28, 2014; February 28, 2015 and February 28, 2016.

(7)
16,667 restricted stock units will vest and become available on November 2, 2013 and 16,666 will become available on November 2, 2014. The 2012 performance objective for these restricted stock units was achieved.

(8)	10,000 options will vest and become exercisable on July 31, 2013.

(9)	4,000 options will vest and become exercisable on each of August 3, 2013; August 3, 2014 and August 3, 2015.

(10)	5,000 options will vest and become exercisable on each of August 1, 2013; August 1, 2014; August 1, 2015 and August 1, 2016.

(11)	3,333 restricted stock units will vest and become available each on November 2, 2013 and November 2, 2014. The 2012 performance objective for these restricted stock units was achieved.

(12)	40,000 options will vest and become exercisable on July 31, 2013.

(13)	40,000 options will vest and become exercisable on each of August 3, 2013; August 3, 2014 and August 3, 2015.

(14)	36,000 options will vest and become exercisable on each of August 3, 2013; August 3, 2014; August 3, 2015 and August 3, 2016.

(15)	10,000 restricted stock units will vest and become available each on November 2, 2013 and November 2, 2014. The 2012 performance objective for these restricted stock units was achieved.

(16)	10,000 options will vest and become exercisable on July 31, 2013.

(17)	4,000 options will vest and become exercisable on each of August 3, , 2013, August 3, 2014 and August 3, 2014.

(18)	5,000 options will vest and become exercisable on each of August 1, 2013; August 1, 2014; August 1, 2015 and August 1, 2016.

(19)	3,333 restricted stock units will vest and become available each on November 2, 2013 and November 2, 2014. The 2012 performance objective for these restricted stock units was achieved.

(20)	10,000 options will vest and become exercisable on July 31, 2013.

(21)	4,000 options will vest and become exercisable on each of August 3, 2013; August 3, 2014 and August 3, 2015.

(22)	5,000 options will vest and become exercisable on each of August 1, 2013; August 1, 2014; August 1, 2015 and August 1, 2016.

(23)	3,333 restricted stock units will vest and become available on November 2, 2013 and November 2, 2014. The 2012 performance objective for these restricted stock units was achieved.

Option Exercises and Stock Vested
The following table shows certain information regarding options exercised and stock that vested for the fiscal year ended December 28, 2012 with respect to our NEOs.

Name	Option Awards		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	—	—	17,013	419,881
Richard Contreras SVP and CFO	—	—	3,403	83,986
Hani El-Naffy President and COO	—	—	10,207	251,909
José Antonio Yock SVP, Central America	—	—	3,403	83,986
Paul Rice SVP, N.A. Operations	37,653	161,113	3,403	83,986
 _______________

(1)
Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the selling price on the date of the exercise and the exercise price as established on the date of the grant.

(2)
On November 2, 2011, the Company awarded restricted stock units to its NEOs under the 2011 Omnibus Share Incentive Plan. The RSUs are subject to meeting minimum performance criteria as recommended by the Compensation Committee and approved by the Board. Further details of these restricted stock units are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflected are the RSUs that vested on November 2, 2012 which includes dividend equivalents accrued with respect to the award for the fiscal year based on the terms of the award agreement. Such dividend equivalents are subject to the same performance criteria as the underlying restricted shares which were achieved. The amount shown here reflects one-third of the total grant including the corresponding DEUs. For Messrs. Contreras, Rice and Yock, they each received 69 DEUs, Mr. Abu-Ghazaleh received 346 DEUs and Mr. El-Naffy received 207 DEUs.

Post-Employment Compensation
Pension Benefits
The Company does not provide defined benefit pension arrangements for our NEOs other than for Mr. Yock as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits.”

Name	Plan name (1)	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO		—	—	—
Richard Contreras SVP and CFO		—	—	—
Hani El-Naffy President and COO		—	—	—
José Antonio Yock SVP, Central America	1990 Del Monte Fresh Produce Salary Continuation Plan, also known as Latin American Retirement Plan (LARP)	30	1,018,368	—
Paul Rice SVP, N.A. Operations		—	—	—
 _______________

(1)
Mr. Yock is a participant in the Latin American Retirement Plan, which includes other Latin American management employees who are currently working in Costa Rica, Guatemala, Ecuador, Brazil, and the Philippines. The plan was established in May 1990. Under this plan, an employee who retires on or after attainment of his normal retirement age and has at least 25 years of service receives an annual payment equivalent to 100% of his annual base salary for a period of 10 years. If the employee retires on or after attainment of his normal retirement age with five years of service or less, he receives an annual payment for 10 years equivalent to 20% of his annual base salary and an additional 4% of annual base salary for each year of service beyond five years. The plan also provides for an early retirement benefit for an employee who retires on or after attainment of early retirement age and 10 years of service. The early retirement benefit is equal to 50% of the annual benefit (as described above) for those who qualify and are 50 years old as of the retirement date, with an additional 5% of such annual benefit for each year of age the employee is over 50 as of the retirement date. If the employee dies during the 10-year period, then the remaining payments would be paid in lump sum to his designated beneficiary. The plan was frozen in August 1997, at which time all accrued benefits were recognized by the Company and further benefit accruals were prohibited. Mr. Yock’s salary was frozen at $120,000 (his base salary as of August 1997) for purposes of calculating future benefits, as were all other participants’ salaries. As of December 28 2012, Mr. Yock was age 60 with 30 years of service, and therefore entitled to an early retirement benefit equivalent to $120,000 per year for a period of 10 years.

(2)
The actuarial present value is determined in accordance with the same assumptions included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012. The discount rate used was 03.85%.

Potential Payments Upon Termination or Change-in-Control
Post-termination benefits for our NEOs are established pursuant to the terms of their individual retention and severance agreements in the case of our Chief Executive Officer and our President and Chief Operating Officer and in accordance with our general severance policy or applicable statutory obligations for all other NEOs.
The following table sets forth the amount of payments to each of our NEOs based on an assumed termination date of December 28, 2012. For Messrs. Abu-Ghazaleh and El-Naffy, the payments and benefits are provided in the event of a termination of employment by the Company without cause, by the executive for good reason, or as a result of death or disability. For all other NEOs, the payments are provided in the event of a termination of employment by the Company without cause only.

Compensation Component	Mohammad Abu- Ghazaleh	Richard Contreras	Hani El-Naffy	José Antonio Yock	Paul Rice
Termination in Absence of Change in Control, Death or Disability
	$	$	$	$	$
Severance Payment	4,800,000 (4)	200,000 (6)	5,000,000 (7)	278,434 (9)	200,000 (10)
Cash Bonus Payment	1,200,000 (4)	—	1,885,442 (7)	—	—
Continuation of Medical Benefit (1)	27,700	—	253,900	—	—
Equity Acceleration (2)	1,893,930	276,392	1,187,807	276,392	276,932
Gross-up on severance (3)	—	—	3,481,764	—	—
	7,921,630	476,392	11,808,913	554,826	476,392
Termination Upon Change of Control
Severance Payment	9,000,000 (5)	200,000 (6)	8,656,326 (8)	278,434 (9)	200,000 (10)
Cash Bonus Payment	1,200,000 (5)	—	1,885,442 (8)	—	—
Continuation of Medical Benefit (1)	27,700	—	253,900	—	—
Equity Acceleration (2)	1,893,930	276,392	1,187,807	276,392	276,392
Gross-up on severance (3)	—	—	11,956,396	—	—
	12,121,630	476,392	23,939,871	554,826	476,392
 _______________

(1)
Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. Medical insurance coverage will be provided for Mr. El-Naffy and his spouse until he becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death, whichever is earlier. The amounts indicated in the row are based on valuation calculations performed by Buck Consultants.

(2)
The value shown is calculated by the spread of the closing price on December 28, 2012 minus the option exercise price multiplied by the number of unvested options and full value of restricted shares, as illustrated on the Outstanding Equity Awards Table, specifically columns "C" and "I." The closing price on December 28, 2012 was $25.91.

(3)
The amounts indicated in this row are based on Executive Retention and Severance Agreements entered into individually with Messrs. Abu-Ghazaleh and El-Naffy on December 9, 2003 and February 24, 2003, respectively, which require gross-up payments. There is no amount reflected for Mr. Abu-Ghazaleh as he should not be subject to any change in control excise tax under Section 280G of the US Internal Revenue Code of 1986 since he is not subject to United States income tax.

(4)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination by the Company without cause or for good reason, absent a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equivalent to two times the sum of (a) his annual base salary, plus (b) an amount equal to 100% of his target bonus award under the Fresh Del Monte 2012 Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(5)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equal to three times the sum of (a) his annual base salary, plus (b) an amount equal to his maximum bonus award under the CEO Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(6)
Mr. Contreras’ severance is based on a broad-based severance policy applicable to employees in North America where. after one year of service, employees receive four weeks of pay plus an additional two weeks of pay per year of service, with a maximum of 26 weeks pay. As of December 28, 2012, Mr. Contreras has 13 years of service and would therefore be entitled to the maximum severance of 26 weeks.

(7)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination absent a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) two times annual base salary plus (b) the lower of $3,000,000 or two times the average annual cash bonus paid in respect to the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2012, is $1,885,442. Further, he would receive an additional cash bonus payment equal to his target annual bonus award based on his employment agreement calculated based on the corresponding results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(8)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) three times annual base salary plus (b) the lower of $7,000,000 or three times the average annual cash bonus paid in respect of the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2012, is $1,885,442.

Further, he would receive an additional cash bonus payment calculated based on his employment agreement and based on the corresponding financial results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(9)
Mr. Yock’s severance is based on local statutes in Costa Rica, which provide that his severance would be one month of base salary for each year of service with a maximum credit of eight years of service. In addition, Mr. Yock would be entitled to benefits pursuant to the 1990 Del Monte Fresh Produce Salary Continuation Plan, as set forth in the Pension Benefits table above.

(10)
Mr. Rice’s severance is based on a broad-based severance policy applicable to employees in North America similar to that as described in footnote 5 for Mr. Contreras. As of December 28, 2012, Mr. Rice has 24 years of service and would therefore be entitled to the maximum severance of 26 weeks.

Employment Agreements with NEOs
The only NEO that the Company has an employment agreement with is its President and Chief Operating Officer, Mr. El-Naffy, which was originally entered into in January 1997. Mr. El-Naffy’s employment agreement specifies the terms and conditions of his employment and was negotiated between him and Mr. Abu-Ghazaleh. The terms and conditions embodied in Mr. El-Naffy’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. El-Naffy’s continued employment with the Company in a competitive marketplace. The agreement states that Mr. El-Naffy’s base salary will be $800,000 for the term of the agreement. His base salary was adjusted to $1,000,000 effective May 1, 2005. Mr. El-Naffy’s bonus is established in his employment agreement at 2% of the first $20 million of consolidated net after tax profit of the Company, plus 1.5% of any consolidated net after tax profit above $20 million. Under the terms of his employment agreement, Mr. El-Naffy is entitled to participate in all of the medical and benefit plans offered to employees of the Company and to have the use of a company-provided automobile. Mr. El-Naffy’s employment agreement has no expiration date.
Severance Agreements with NEOs
The Company entered into separate Executive Retention and Severance Agreements with each of Messrs. Abu-Ghazaleh and El-Naffy in 2003. In the event the employment of either executive is terminated (i) by the Company for reasons other than “cause” (as defined below), (ii) by the executive for “good reason” (as defined below), or (iii) as a result of the executive’s death or disability, the executive will receive severance payments and benefits pursuant to the agreement, as detailed in the Potential Payments Upon Termination or Change-in-Control table above. As illustrated in the table, the severance benefit is increased in the event the termination is in connection with a change in control. A termination is considered in connection with a change in control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.
The amount of severance to be paid under the severance agreements is increased by the amount of any federal or state income taxes due on the amount of severance paid. The reasons for providing this benefit include, but are not limited to, preserving the intended benefit to the executives of their existing benefits package, avoiding any conflict between the executives’ personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for the executives to ensure their continued employment through the completion of any potential transaction.
For purposes of the agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a reduction or change in the executive’s status, title, duties, responsibilities, authority or reporting relationship such that the executive is no longer a senior executive of the Company or no longer reports to the incumbent Chief Executive Officer; (ii) a reduction of the executive’s base salary or target bonus percentage; (iii) a reduction in the executive’s benefits; (iv) the location of executive’s assignment on behalf of the Company is moved to a location more than 50 miles from its present location in Coral Gables, Florida; or (vi) a material breach by the Company of its obligations under the agreement. For purposes of the agreements, “cause” means any of the following events: (i) the executive’s willful and continued failure to perform his duties with the Company; (ii) a material, willful breach committed in bad faith of the Company’s code of conduct and business ethics policy; or (iii) indictment or conviction of a felony based upon a crime.
The Company has not entered into employment or severance agreements with its other NEOs. Each NEO located in North America is considered an “at-will” employee whose employment may be terminated by the Company at any time for any reason. Mr. Contreras and Mr. Rice are subject to the Company’s general severance policy for U.S. employees, which states that they will receive four weeks of base salary plus two weeks of base salary for every year of service up to a maximum of 26 weeks’ base salary paid over the same number of weeks and life, medical and dental insurance will continue during the salary continuation period. Mr. Yock’s severance is governed by Costa Rican statutes, which provide one month of severance for each year of service with a maximum credit of eight years of service. Mr. Yock also participates in the 1990 Del Monte Fresh Produce Salary Continuation Plan, also known as the Latin America Retirement Plan, which is further discussed under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” in the section captioned Executive Compensation.

EQUITY COMPENSATION PLANS
The following table sets forth information regarding the Company’s equity compensation plans as of December 28, 2012, the end of the Company’s most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	5,345,134	(2)	$24.12	1,172,618	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	5,345,134		$24.12	1,172,618
 _______________

(1)
Equity compensation plans approved by security holders include the Company's 1997 and 1999 Share Incentive Plans, 2010 Non-Employee Directors Equity Plan and the 2011 Omnibus Share Incentive Plan. Each of these plans is described in our Annual Report on Form 10-K for fiscal year ended December 28, 2012.

(2)	Includes 17,000, 3,346,134 and 1,982,000 shares under the Company's 1997, 1999 and 2011 Omnibus Share Incentive Plans, respectively.

(3)	Includes 149,000, 61,618 and 962,000 shares under the Company's 1999 Share Incentive Plan, 2010 Non-employee Director's Equity Plan and 2011 Omnibus Share Incentive Plans.
ANNUAL REPORTS AND OTHER MATERIALS
Copies of the Company’s 2012 Annual Report to Shareholders, which incorporates the Annual Report on Form 10-K for the fiscal year ended December 28, 2012, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits (all as filed with the SEC) is being furnished with this proxy statement to shareholders of record at the record date for the Annual General Meeting.
You may request a separate copy of the Company’s 2012 Annual Report to Shareholders, exhibits to such Annual Report and/or this proxy statement without charge, by writing to Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, attention: investor relations, 241 Sevilla Avenue, Coral Gables, Florida 33134. Requests may also be made by telephone at 305-520-8400. The Company reserves the right to charge a reasonable fee for exhibits.
The Company’s 2012 Annual Report to Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 28, 2012 and this proxy statement can be viewed on the Company’s Web site, at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy Statement.” The Annual Report on Form 10-K and this proxy statement are also available on the SEC’s Web site at www.sec.gov.
Copies of the Company’s corporate governance guidelines, code of conduct and business ethics policy and board committee charters can be viewed on the Company’s Web site, at www.freshdelmonte.com under the “Investor Relations” tab, or will be furnished upon written request to the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134.

SHAREHOLDER PROPOSALS FOR 2014
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Materials
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2014 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134 not later than December X, 2013.

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting
The Company’s Articles of Association govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at the 2014 Annual General Meeting of Shareholders, but which are not included in the 2014 proxy statement. Under the Company’s Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice not later than February 10, 2014 and not earlier than January 20, 2014 or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.
In addition, the proxy solicited by the board for the 2014 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of the Company’s Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2014 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.
The chairman of the 2014 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

INFORMATION ABOUT ADMISSION TO THE ANNUAL GENERAL MEETING
Either an admission ticket or proof of ownership of Ordinary Shares of Fresh Del Monte Produce Inc., as of the record date, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. Without these items, you will not be admitted to the Annual General Meeting.
You voted Ordinary Shares registered in your name by mail: If your Ordinary Shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual General Meeting.
You voted Ordinary Shares registered in your name via the Internet: If your Ordinary Shares are registered in your name and you received proxy materials electronically via the Internet, you will need to request a proxy card via proxyvoting.com/fdp.
Your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record: If your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Ordinary Shares as of the record date, such as the most recent bank or brokerage account statement, to be admitted to the Annual General Meeting, or request a legal proxy card from such bank/broker.
No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

**FRESH DEL MONTE PRODUCE INC.**

**IMPORTANT ANNUAL MEETING INFORMATION**

# Admission Ticket

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on April 30, 2013.**

### Vote by Internet

- Go to **www.investorvote.com/FDP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4 AND 5, EACH OF WHICH IS PROPOSED BY MANAGEMENT.

Director nominees to be elected for terms expiring in 2016:

| | For | Against | Abstain |
|---|---|---|---|
| 1a - Amir Abu-Ghazaleh | ☐ | ☐ | ☐ |
| 1b - Salvatore H. Alfiero | ☐ | ☐ | ☐ |
| 1c - Edward L. Boykin | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to approve and adopt the Company's financial statements for the fiscal year ended December 28, 2012. | ☐ | ☐ | ☐ |
| 3. Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the fiscal year ending December 27, 2013. | ☐ | ☐ | ☐ |
| 4. Proposal to approve the Company's dividend payment for the fiscal year ended December 28, 2012 of US$0.125 per Ordinary Share to registered members (Shareholders) of the Company on May 8, 2013 to be paid on May 31, 2013. | ☐ | ☐ | ☐ |
| 5. Proposal to approve, by non-binding vote, executive compensation for the 2012 fiscal year. | ☐ | ☐ | ☐ |

**The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, either person named in this proxy will vote in his discretion.**

### B Non-Voting Items

**Change of Address** — Please print your new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01LEAC

1

# ADMISSION TICKET

## Fresh Del Monte Produce Inc.
## 2013 Annual General Meeting of Shareholders

**May 1, 2013**
**11:30 a.m., Eastern Time**

**Conrad Hotel**
**1395 Brickell Avenue**
**Miami, Florida 33131**
**Telephone: 305-503-6500**
**Fax: 305-503-6599**

**ADMISSION**: To be admitted to the Annual General Meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Ordinary Shares as of the record date for the Annual General Meeting, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

You can view the Proxy Statement and Annual Report to Shareholders on the Internet at www.freshdelmonte.com, click on "Investor Relations" and then "Annual Report/Proxy Statement."

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Del Monte Quality®

## Proxy — Fresh Del Monte Produce Inc.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL GENERAL MEETING OF SHAREHOLDERS**
**May 1, 2013**

The undersigned hereby appoint(s) Mohammad Abu-Ghazaleh and Bruce A. Jordan, and each of them, with full power of substitution, proxies of the undersigned to vote all of the Ordinary Shares of Fresh Del Monte Produce Inc. (the "Company") that the undersigned would be entitled to vote if present at, and to act for the undersigned at the Annual General Meeting of Shareholders of the Company to be held on Wednesday, May 1, 2013, at 11:30 a.m., Eastern Time, and at any postponement or adjournment thereof, on the matters indicated on the reverse side of this proxy, including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named on the reverse hereof become(s) unable to serve, and on any other matter that may properly come before the Annual General Meeting of Shareholders.

**This proxy is solicited by the board of directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to approve and adopt the Company's financial statements for the fiscal year ended December 28, 2012, FOR the proposal to ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 27, 2013, FOR the proposal to approve the Company's dividend for the fiscal year ended December 28, 2012 and FOR the proposal to approve, by non-binding vote, executive compensation for the 2012 fiscal year. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business that may properly come before the Annual General Meeting.**

This proxy will be governed by and construed in accordance with the laws of the Cayman Islands and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the re vocation, in accordance with The Companies Law (as Revised) and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

(Continued and to be marked, dated and signed, on the other side)

2